Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

AMONG

ASI HOLDINGS LIMITED,

ASI AUDIO TECHNOLOGIES, LLC,

AND

AURASOUND, INC.

July 10, 2010

TABLE OF CONTENTS

ARTICLE I ASSET PURCHASE		1

1.1	Purchase and Sale of Assets; Assumption of Liabilities	1
1.2	Purchase Price and Related Matters	3
1.3	The Closing	4
1.4	Common Stock Certificate	4
1.5	Consents to Assignment	5
1.6	Further Assurances	5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS		6

2.1	Organization, Qualification and Corporate Power	6
2.2	Authority	6
2.3	Noncontravention	6
2.4	Financial Statements	7
2.5	Absence of Certain Changes	7
2.6	Undisclosed Liabilities	7
2.7	Foreign Corrupt Practices	7
2.8	Ownership of Personal Property	7
2.9	Real Property	8
2.10	Intellectual Property	8
2.11	Contracts	9
2.12	Intentionally Omitted	9
2.13	Litigation	9
2.14	Employment Matters	9
2.15	Employee Benefits	11
2.16	Environmental Matters	11
2.17	Legal Compliance	12
2.18	Permits	12
2.19	Business Relationships with Affiliates	12
2.20	Brokers’ Fees	12
2.21	Inventory	12
2.22	Intentionally Omitted	12
2.23	Insurance	12
2.24	Warranty Matters	13
2.25	Customers, Distributors and Suppliers	13
2.26	Investment	13
2.27	Tax Compliance	13
2.28	Disclaimer of Sellers	14
	ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER	14
3.1	Organization	14

3.2	Authority	14
3.3	Noncontravention	14
3.4	Litigation	15
3.5	SEC Documents	15
3.6	Capitalization	15
3.7	Financial Statements	16
3.8	Events Subsequent to Financial Statements	16
3.9	No Brokers	17

ARTICLE IV PRE-CLOSING COVENANTS		17

4.1	Closing Efforts	17
4.2	Operation of Business	17
4.3	Access	19
4.4	Exclusivity	19
4.5	Supplement to Disclosure Schedules	19

ARTICLE V CONDITIONS PRECEDENT TO CLOSING		20

5.1	Conditions to Obligations of Buyer	20
5.2	Conditions to Obligations of Sellers	21

ARTICLE VI INDEMNIFICATION		22

6.1	Indemnification by Sellers	22
6.2	Indemnification by Buyer	22
6.3	Claims for Indemnification	23
6.4	Survival	24
6.5	Limitations on Indemnification by Sellers	24
6.6	Limitations on Indemnification by Buyer	25
6.7	Exclusive Remedy	25
6.8	Treatment of Indemnification Payments	25
6.9	Mitigation	25
6.10	Claims Involving Pre-Closing and Post-Closing Liability	26

ARTICLE VII TAX MATTERS		26

7.1	Preparation and Filing of Tax Returns; Payment of Taxes	26
7.2	Allocation of Certain Taxes	26
7.3	Cooperation on Tax Matters; Tax Audits	26
7.4	Termination of Tax Sharing Agreements	27

ARTICLE VIII TERMINATION		27

8.1	Termination of Agreement	27
8.2	Effect of Termination	27

ARTICLE EX EMPLOYEE MATTERS		27

9.1	Offers of Employment	27

ARTICLE X OTHER POST-CLOSING COVENANTS		28

10.1	Access to Information; Record Retention; Cooperation	28
10.2	Non-Solicitation and No Hiring	29
10.3	Non-Competition	30
10.4	Payment of Assumed Liabilities	30
10.5	Insurance	30
10.6	Name Change	30
10.7	Registration Statement	31
10.8	Working Capital	31

ARTICLE XI DEFINITIONS		31

ARTICLE XII MISCELLANEOUS		37

12.1	Press Releases and Announcements	37
12.2	No Third Party Beneficiaries	37
12.3	Intentionally Omitted	37
12.4	Entire Agreement	37
12.5	Succession and Assignment	37
12.6	Notices	38
12.7	Amendments and Waivers	38
12.8	Severability	38
12.9	Expenses	39
12.10	Specific Performance	39
12.11	Governing Law	39
12.12	Submission to Jurisdiction	39
12.13	Construction	39
12.14	WAIVER OF JURY TRIAL	39
12.15	Incorporation of Exhibits and Schedules	39
12.16	Counterparts and Facsimile Signature	39

Disclosure Schedule

Schedules:

Schedule 1.1(a)(ii)	—	Personal Property
Schedule 1.1 (b)	—	Excluded Assets
Schedule 1.1 (c)	—	Assumed Liabilities
Schedule 1.2(a)(ii)	—	Personal Property
Schedule 1.2(c)	—	Allocation of Purchase Price
Schedule 5.1(i)	—	Required Third Party Consents
Schedule 5.2(1)	—	Cancelled Debt
Schedule 9.1	—	Employees Offered Employment by Buyer

Exhibits:

Exhibit A	—	Form of Lock-Up Agreement
Exhibit B	—	Form of Warrant
Exhibit C	—	Form of Bill of Sale
Exhibit D	—	Form of Trademark Assignment Agreement
Exhibit E	—	Form of Patent Assignment Agreement
Exhibit F	—	Form of Assignment and Assumption Agreement
Exhibit G	—	Form of Weisshaupt Employment Agreement
Exhibit H	—	Form of Noncompetition Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of July 10,2010 by and among ASI Holdings Limited, a Hong Kong corporation (“ASI Holdings”), ASI Audio Technologies, LLC, an Arizona limited liability company and wholly-owned subsidiary of ASI Holdings (“ASI Arizona”) (ASI Holdings and ASI Arizona are referred to sometimes collectively herein as “Sellers”, and each individually as “Seller”), and AuraSound, Inc., a Nevada corporation (the “Buyer”). Sellers and Buyer are referred to sometimes collectively herein as the “Parties.”

RECITALS

1.	Sellers are currently engaged in the business of design and distribution of sound speaker systems (the “Business”).

2.
Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, the assets of such Seller used in or relating to the Business described herein, subject to the assumption of certain related liabilities and upon the terms and subject to the conditions set forth herein.

3.	Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
ASSET PURCHASE

1.1 Purchase and Sale of Assets: Assumption of Liabilities.

(a) Transfer of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, free and clear of all Security Interests, all of such Seller’s right, title and interest in and to all assets used by such Seller in or relating to the Business (collectively, the “Acquired Assets”), including, without limitation, the following assets:

(i) except as otherwise described herein, all of such Seller’s right, title and interest in and to all inventories, wherever located, of Business Products, including all finished goods, consigned goods, work-in-progress, raw materials, spare parts, packaging, accessories and all other materials and supplies to be used, consumed, sold, resold or distributed by such Seller, and all warranties and guarantees, if any, express or implied, by the manufacturers or Seller of any such item or component part thereof, rights of return, rebate rights, over-payment recovery rights and any other rights of such Seller relating to these items (collectively, the “Inventory”):

(ii) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than the Inventory) used in or relating to the Business (other than the Excluded Assets) and all warranties and guarantees, if any, express or implied, rights of return, rebate rights, over-payment recovery rights and any other rights of such Seller relating to these items, in each case existing for the benefit of such Seller in connection therewith to the extent transferable (collectively, the “Personal Property”):

1

(iii) all of such Seller’s right, title and interest in and to the Designated Contracts;

(iv) all of such Seller’s right, title and interest in and to all Business Intellectual Property;

(v) to the extent assignable, all of such Seller’s right, title and interest in and to all Permits relating to the Business;

(vi) all other assets relating to existing customer relationships and all written materials, data and records relating to the Business (in whatever form or medium), including (A) client, customer, prospect, supplier, dealer and distributor lists and records, (B) information regarding referral sources, (C) product catalogs and brochures, (D) sales and marketing, advertising and promotional materials, (E) research and development materials, reports and records, (F) production reports and records, (G) equipment logs, (H) service, warranty and claim records, (I) records relating to the Inventory, (J) maintenance records and other documents relating to the Personal Property, (K) purchase orders and invoices, (L) sales orders and sales order log books, (M) material safety data sheets, (N) price lists, (O) quotations and bids, (P) operating guides and manuals, (Q) correspondence, (R) financial books, records, journals and ledgers, (S) product ideas and developments and (T) plans and specifications, plats, surveys, drawings, blueprints and photographs;

(vii) all other intangible rights and property of such Seller relating to the Business, including (A) going concern value, (B) the goodwill of such Seller relating to the Business as conducted by such Seller, (C) directory, telecopy names, numbers, addresses and listings, and all rights that such Seller may have to institute or maintain any action to protect the same and recover damages for any misappropriation or misuses thereof;

(viii) all insurance benefits, including rights under and proceeds from, insurance policies providing coverage for the Acquired Assets or such Seller relating to the Business, where such rights, benefits and proceeds relate to events occurring prior to the Closing;

(ix) all rights with respect to deposits, prepaid expenses, claims for refunds and rights to offset related to the Business (excluding rights relating to the prior payment of Taxes) and interest payable with respect to any of the foregoing;

(x) all claims (including claims for past infringement or misappropriation of Business Intellectual Property or rights related thereto included in the Acquired Assets) and causes of action of such Seller relating to the Business against any other Person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of such Seller (regardless of whether such rights are currently exercisable) relating to the Acquired Assets;

(xi) all leasehold interests in the HK Leased Property, including all improvements and fixtures thereon and all rights and easements appurtenant thereto;

(xii) all leasehold or other contractual interests in the California Warehouse Property;

2

(xiii) all leasehold interests in the Arizona Leased Property, including all improvements and fixtures thereon and all rights and easements appurtenant thereto; and

(xiv) all accounts receivable of such Seller of any kind.

(b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the assets of such Seller listed on Schedule 1.1 (b) (collectively, the “ExcludedAssets”).

(c) Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due only the liabilities of Sellers relating to the Business that are specifically set forth on Schedule 1.1 (c) (the “Assumed Liabilities”).

(d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any liability, obligation, agreement, undertaking or arrangement (contingent or otherwise) other than those which are specifically set forth on Schedule 1.1 (c) (collectively, the “Excluded Liabilities”).

(e) Treatment of Product Returns. In the event a customer of a Seller returns to such Seller or to Buyer after the Closing a Business Product purchased by such customer from such Seller in the course of the Business prior to the Closing (a “Returned Product”) and such customer either claims a credit for such Returned Product after the Closing against amounts owed by such customer to such Seller or demands payment as a result of such return after the Closing, Buyer shall be solely responsible for granting the credit or making the payment, as appropriate. Sellers shall be solely responsible for granting any credit or making any payment in respect of a product returned prior to the Closing.

1.2 Purchase Price and Related Matters.

(a) Purchase Price. In consideration for the sale and transfer of the Acquired Assets, Buyer shall at the Closing assume and agree to pay the Assumed Liabilities and shall deliver to ASI Holdings the following (together with the value of the Assumed Liabilities, the “Purchase Price”):

(i) at the Closing, Buyer shall issue 5,988,005 shares (the “Shares”) of Buyer’s unregistered common stock, par value US$0.01 per share (“Common Stock”) as follows: 5,389,204 Shares to Sunny World Associates Limited, a British Virgin Islands corporation, and 598,801 Shares to Faithful Aim Limited, which Shares shall be subject to certain transfer restrictions as provided in the Lock-Up Agreement in the form of Exhibit A hereto (the “Lock-Up Agreement”):

(ii) at the Closing, Buyer shall issue to Sunny World Associates Limited, a British Virgin Islands corporation a warrant, in the form of Exhibit B hereto (the “Warrant”), to purchase 3,000,000 shares of Common Stock at an exercise price of US$1.00 per share, which shall vest as provided in the Warrant, and which shall not be exercisable until Buyer shall have duly amended its Articles of Incorporation, in accordance with Chapter 78 of the Nevada Revised Statutes and Regulation 14A or 14C under the Exchange Act, to increase Buyer’s authorized Common Stock to a number sufficient to enable the full exercise or conversion into Common Stock of all outstanding securities of Buyer that are convertible into or exercisable for Common Stock (the “Authorized Shares Increase”).

(b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the covenant contained in Section 10.3 as set forth on Schedule 1.2(c) hereto. Buyer and Sellers agree to allocate the Purchase Price among the Acquired Assets and the covenant set forth in Section 10.3 for all purposes (including financial accounting and Tax purposes) in accordance with Schedule 1.2(c). Buyer and ASI Arizona shall prepare or cause to be prepared IRS Forms 8594 in accordance with such allocation and consistent with one another and in accordance with the Code and Treasury Regulations. Buyer and ASI Holdings, on behalf of ASI Arizona, shall each deliver such Forms to one another for review and comment no later than 20 business days prior to filing with the IRS.

3

1.3 The Closing.

(a) Time and Location. The Closing shall take place at such physical location, or by electronic means, as determined by the Parties, on the Closing Date.

(b) Actions at the Closing. At the Closing:

(i) Each Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments, agreements and documents required to be delivered by such Seller under Section 5.1;

(ii) Buyer shall deliver (or cause to be delivered) to ASI Holdings the various certificates, instruments, agreements and documents required to be delivered under Section 5.2;

(iii) Sellers and Buyer shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit C:

(iv) Sellers shall execute and deliver a Trademark Assignment Agreement in substantially the form attached hereto as Exhibit D:

(v) Sellers shall execute and deliver a Patent Assignment Agreement in substantially the form attached hereto as Exhibit E;

(vi) Buyer and Sellers shall execute and deliver an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit F;

(vii) Each Seller shall transfer to Buyer all the books, records, files and other data (or copies thereof), financial or otherwise, within the possession of such Seller relating to the Acquired Assets and reasonably necessary for the continued operation of the Business by Buyer;

(viii) Each Seller shall deliver to Buyer a list of all open customer and supplier purchase orders of such Seller as of the Closing Date;

(ix) Each Seller shall execute and deliver such other instruments of conveyance as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Acquired Assets owned by such Seller; and

(x) Each Seller shall deliver to Buyer, or otherwise put Buyer in possession and control of, all of the Acquired Assets of a tangible nature owned by such Seller.

1.4 Common Stock Certificate.

(a) Sellers agree that the certificate representing the Shares to be issued by Buyer to ASI Holdings at the Closing will be imprinted with a legend substantially in the following form:

4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THE TRANSFER OF THESE SECURITIES IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A LOCK-UP AGREEMENT DATED AS OF JULY________, 2010 BETWEEN THE ISSUER OF THESE SECURITIES AND THE PERSON TO WHOM THESE SECURITIES ORIGINALLY WERE ISSUED. THE ISSUER OF THESE SECURITIES WILL FURNISH A COPY OF SUCH LOCK-UP AGREEMENT TO THE HOLDER OF THESE SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST.

1.5 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof. If a Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, Sellers and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, and (c) until such Deferred Consent is obtained, Sellers and Buyer will cooperate, in all reasonable respects, to provide to Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or Permit, including enforcement for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder on a prompt and punctual basis.

1.6 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.

5

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date hereof as to each Seller. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization, Qualification and Corporate Power. ASI Holdings is a corporation duly incorporated or organized, validly existing and in good standing under the laws of Hong Kong, ASI Arizona is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, USA, and each is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect. Seller has not established any place of business other than in Hong Kong and the States of California and Arizona, USA. Seller has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

2.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and such Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been validly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of Buyer, constitutes or will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

2.3 Noncontravention. Subject to compliance with applicable antitrust or trade regulation laws, neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements to which Seller will be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws or comparable organizational documents of Seller;

(b) except as would not have a Business Material Adverse Effect, require on the part of Seller any filing with, or any Permit, authorization, consent or approval of, any Governmental Entity, except for any filing, Permit, authorization, consent or approval that has been obtained;

(c) except as set forth on Section 2.3(c) of the Disclosure Schedules, and except as would not have a Business Material Adverse Effect, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Seller is a party or by which Seller is bound or to which any of its assets is subject; or

6

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Seller or any of its properties or assets.

2.4 Financial Statements. Section 2.4 of the Disclosure Schedule includes copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP and the methodologies described in the footnotes thereto and fairly present, in all material respects, the financial condition and combined results of operations and cash flows of the Business as of the respective dates thereof and for the periods referred to therein.

2.5 Absence of Certain Changes. Except as set forth in Section 2.5 of the Disclosure Schedule, (a) since the Balance Sheet Date, there have not been any changes in the business, financial condition or results of operations of the Business that would reasonably be expected to result in a Business Material Adverse Effect and (b) since the Balance Sheet Date, Seller has not taken any of the actions (or permitted any of the events to occur) set forth in clauses (i) through (xi) of Section 4.2(b).

2.6 Undisclosed Liabilities. The Business does not have any liability of a nature which is material to the Business, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business, (c) contractual and other liabilities which are not required by GAAP to be reflected on a balance sheet, (d) the Excluded Liabilities and (e) liabilities which would not have a Business Material Adverse Effect.

2.7 Foreign Corrupt Practices. Neither Seller, nor to the Knowledge of Seller, any agent or other person acting on behalf of Seller, has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Seller (or made by any person acting on its behalf of which Seller is aware) which is in violation of applicable law, or (d) violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

2.8 Ownership of Personal Property.

(a) Seller is the true and lawful owner of, and has good and marketable title to, or has a valid leasehold interest in or a valid license or right to use, all of the Acquired Assets, free and clear of all Security Interests. Except as set forth on Section 2.8(a) of the Disclosure Schedule, no financing statement under the Uniform Commercial Code with respect to any of the Personal Property is active in any jurisdiction in the United States, and Seller has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

(b) Section 2.8(b) of the Disclosure Schedule lists individually (i) all pieces of Personal Property which are fixed assets (within the meaning of GAAP) having a book value greater than US$5,000, indicating the cost, location, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Balance Sheet Date, and (ii) all other Personal Property of a tangible nature (other than Inventory) whose book value exceeds US$5,000.

7

2.9 Real Property.

(a) Seller does not own any real property. The real properties demised by the leases listed on Section 2.9(b) of the Disclosure Schedule constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which Seller remains liable), used or occupied by Seller relating to the Business.

(b) The leases of real property listed on Section 2.9(b) of the Disclosure Schedule as being leased by Seller (the “Leased Real Property”) are in full force and effect, and Seller holds a valid and existing leasehold interest under each of the leases for the term listed on Section 2.9(b) of the Disclosure Schedule.

(c) Other than as set forth on Section 2.9(c) of the Disclosure Schedule, Seller has not received written notice of any violation of any applicable zoning ordinance or other law relating to the Leased Real Property, and Seller has not received any written notice of the existence of any condemnation or other proceeding with respect to any of the Leased Real Property.

2.10 Intellectual Property.

(a) Section 2.10(a) of the Disclosure Schedule lists all material or registered Business Intellectual Property. Seller owns, or is licensed or, to the Knowledge of Seller, otherwise possesses valid rights to use, each item of Business Intellectual Property indicated as being owned by Seller on Section 2.10(a) of the Disclosure Schedule.

(b) Other than as set forth on Section 2.10(b) of the Disclosure Schedule, with respect to the Business, Seller has not received written notice that it has been named, nor to Seller’s Knowledge has it been named, in any pending suit, action or proceeding which involves a claim of infringement of any Third Party Rights.

(c) Seller has performed the obligations required to be performed by it under the terms of any agreement pursuant to which Seller has rights in any Business Intellectual Property, and neither Seller nor, to the Knowledge of Seller, any third party is in default under any such agreement, except in each case as would not reasonably be expected to have a Business Material Adverse Effect.

(d) Other than rights and licenses granted in the ordinary course of business, Seller has not granted to any third party any license or right to the commercial use of any of the Business Intellectual Property.

(e) Other than as set forth on Section 2.10(e) of the Disclosure Schedule, there are no pending, or, to the Knowledge of Seller, threatened claims against Seller or any of its former or current employees alleging that (i) any of the Business Intellectual Property or the Business infringes or violates any Third Party Rights or (ii) Seller or any of its employees has misappropriated any Third Party Rights in furtherance of the Business.

(f) To the Knowledge of Seller, neither the operation of the Business by Seller nor any activity by Seller nor any use by Seller of the Business Intellectual Property infringes or violates any Third Party Rights. Seller has not received any written communications alleging that any of the Business Intellectual Property is invalid or unenforceable. To the Knowledge of Seller, no third party has violated or infringed or is violating or infringing any of the Business Intellectual Property. Except as listed in Schedule 2.10(f), Seller does not have any licenses or other agreements under which it is granted rights by others in any Business Intellectual Property.

8

(g) To the Knowledge of Seller, no current or former employee or consultant of Seller owns or has claimed any ownership rights in or to, or any right to use, any of the Business Intellectual Property, and to the Knowledge of Seller no employee of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Business Intellectual Property to anyone other than Seller.

(h) Except as disclosed in Schedule 2.10(h), the Seller (i) has not directly or indirectly licensed or granted to anyone rights of any nature with respect to any of the Business Intellectual Property; and (ii) is not obligated to and does not pay royalties or other fees to anyone with respect to the ownership, use, license or transfer of any of the Business Intellectual Property.

2.11 Contracts.

(a) Section 2.11 (a) of the Disclosure Schedule lists all of the written contracts or agreements to which Seller is a party as of the date of this Agreement that are used in or related to the Business (other than contracts or agreements relating to Excluded Assets or Excluded Liabilities) (the “Designated Contracts”) and that provide for either Seller to receive or make total annual payments in excess of $5,000..

(b) Seller has delivered or made available to Buyer a complete and accurate copy of each Designated Contract. Each Designated Contract is a valid and binding obligation of Seller, and, to the Knowledge of Seller, of each other party thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Neither Seller nor, to the Knowledge of Seller, any other party to any Designated Contract, is in default in complying with any provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereof on the part of Seller or, to the Knowledge of Seller, on the part of any other party thereto.

2.12 Intentionally Omitted.

2.13 Litigation. Section 2.13 of the Disclosure Schedule lists (other than with respect to Taxes), as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction of any Governmental Entity naming Seller that relates to the Business and (b) action, suit or proceeding by or before any Governmental Entity to which Seller is a party and that relates to the Business.

2.14 Employment Matters.

(a) Seller is currently in compliance in all material respects with, and has at all times complied in all material respects with, all applicable laws governing the hiring, employment and classification of employees. Section 2.14(a) of the Disclosure Schedule contains a complete and accurate list of all Business Employees, describing for each such Business Employee, the position, date of hire, business location, annual base salary, monthly/weekly/hourly rates of compensation, average scheduled hours per week, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such Business Employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 2.14(a) of the Disclosure Schedule contains a complete and accurate list of all Contingent Workers, describing for each Contingent Worker such individual’s role in the Business, fee or compensation arrangements and other contractual terms with Seller.

9

(b) Each current Business Employee has entered into a confidentiality and assignment of inventions agreement with Seller, a copy or form of which has previously been delivered to Buyer. Section 2.14(b) of the Disclosure Schedule contains a list of all Business Employees who are a party to a non-competition agreement and/or non-solicitation agreement with Seller (indicating the type of agreement for each such individual); copies of such agreements have previously been delivered to Buyer.

(c) Section 2.14(c) of the Disclosure Schedule lists each Business Employee as of the date of this Agreement who is required by applicable law to hold a temporary work authorization or a particular class of non-immigrant visa in order to work in any jurisdiction in which such employee is employed (each a “Work Permit”), and shows for each such employee the type of Work Permit held by such Business Employee and the remaining period of validity of such Work Permit. With respect to each Work Permit, all of the information that Seller has provided to the relevant Governmental Entities (collectively, “Immigration Authorities”) in the application for such Work Permit was true and complete. Seller has received the appropriate notice of approval from the Immigration Authorities with respect to each such Work Permit. None of the Sellers has received any notice from the Immigration Authorities that any Work Permit has been revoked. There is no action pending or, to Seller’s Knowledge, threatened to revoke or adversely modify the terms of any Work Permit. Except as disclosed in Section 2.14(c) of the Disclosure Schedule, no employee of Seller is a non-immigrant employee of a nationality other than that of the jurisdiction in which he or she is employed whose right to remain in such employment would terminate or otherwise be affected by the transactions contemplated by this Agreement.

(d) Seller is not a party to or bound by any collective bargaining agreement relating to the Business, nor has Seller, with respect to the Business, experienced, since 2007, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(e) To the Knowledge of Seller, no Business Employee has any plans to terminate employment with Seller (other than for the purpose of accepting employment with Buyer following the Closing) or not to accept employment with Buyer.

(f) The employment of any terminated former employee of Seller engaged in the Business has been terminated in material compliance with any applicable contract terms and applicable law, and, to Seller’s Knowledge, Seller does not have any material liability under any contract or applicable Law toward any such terminated employee, except as may be set forth in any Plan.

(g) Except as set forth on Schedule 2.14(g) of the Disclosure Schedule, Seller has not made any loans (except advances for business expenses in the ordinary course of business) to any Business Employee that have not been fully repaid, forgiven or otherwise satisfied.

(h) Except as set forth on Schedule 2.14(h) of the Disclosure Schedule, the Seller has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and Buyer assumes no obligation for any unpaid amounts.

(i) No orders, awards, improvements, prohibitions or other notices have been served upon and no other enforcement or similar proceedings have been taken against Seller in the past two years pursuant to any legislation, regulations, orders or codes of conduct of any Governmental Entity in respect of employees.

(j) There are no current negotiations for any change in the rate of remuneration or the bonus, incentives, prerequisites or emoluments or pension benefits of any Business Employee.

10

2.15 Employee Benefits.

(a) Section 2.15(a) of the Disclosure Schedule contains a complete and accurate list of all Business Benefit Plans. Complete and accurate copies of all Business Benefit Plans and all related trust agreements, insurance contracts and summary plan descriptions have been made available to Buyer.

(b) Seller has complied with all applicable requirements of the MPFO. Seller has no obligations to make any voluntary contribution under the Employee Benefit Plan maintained under the MPFO above the mandatory contribution.

(c) Seller has made all contributions (including all employer contributions and employee salary reduction contributions) due within the time period prescribed by the MPFO and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Benefit Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan.

(d) There are no criminal proceedings against, and no material civil, arbitration, administrative or other proceedings or disputes by or against, the trustees, managers or administrators of the Business Benefit Plans or Seller in relation to the Business Benefit Plans and none is pending or, to Seller’s Knowledge, threatened.

(e) There are no unfunded obligations under any Business Benefit Plan providing welfare benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable laws.

(f) Section 2.15(f) of the Disclosure Schedule sets forth the policy of Seller with respect to accrued vacation, personal and sick time and earned time off applicable to the Business Employees and the total amount of such liabilities with respect to the Business Employees as of the date hereof (and updated as of the Closing Date).

(g) No undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Business Employee as to the continuation and assumption by Buyer of the Business Benefit Plans after the Closing.

2.16 Environmental Matters. Except as described or identified in Section 2.16 of the Disclosure Schedule:

(i) Except as would not have a Business Material Adverse Effect, the Business’ operations are currently in compliance with, and have at all times complied with, applicable Environmental Laws and, to the Knowledge of Seller, there are no circumstances that may prevent or interfere with such compliance in the future;

(ii) there is no pending civil or criminal litigation, written notice of violation or formal administrative proceeding, investigation or claim relating to any Environmental Law involving any Leased Real Property or any property formerly owned or operated by the Business;

(iii) no Materials of Environmental Concern have been Released by the Business at any Leased Real Property in violation of applicable Environmental Law; and

11

(iv) Seller is not aware of any liability under Environmental Laws of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used in connection with the operations of the Business.

2.17 Legal Compliance. Except as would not have a Business Material Adverse Effect, Seller, with respect to the Business, has been and remains in material compliance with all applicable laws (including rules and regulations thereunder, other than with respect to Taxes) of any federal, state or foreign government, or any Governmental Entity, in effect with respect to the Business. Seller has not received written notice of, or to Seller’s Knowledge is not subject to, any pending or threatened civil, criminal or administrative action, suit, proceeding, hearing, demand letter, investigation, claim, complaint, demand, request for information, or notice relating to the Business (other than with respect to Taxes). To Seller’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, proceeding, hearing, demand letter, investigation, claim, complaint, demand, request for information or notice (other than with respect to Taxes).

2.18 Permits. Section 2.18 of the Disclosure Schedule lists all Permits. Except as would not have a Business Material Adverse Effect, each Permit listed in the Disclosure Schedule is in full force and effect, and Seller is not in material violation of or default under any Permit. No suspension or cancellation of any such Permit has been threatened in writing. The Permits include, but are not limited to, those required in order for Seller to conduct the Business under federal, state, local or foreign statutes, ordinances, orders, requirements, rules, regulations, Environmental Laws and laws pertaining to public health and safety, worker health and safety, buildings, highways or zoning. To the Knowledge of Seller, none of the Permits is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and, to Seller’s Knowledge, Buyer will not be required to obtain any further Permits to continue to conduct the Business immediately after the Closing. To the Knowledge of Seller, Seller has not made any false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Entity or in or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Entity.

2.19 Business Relationships with Affiliates. Section 2.19 of the Disclosure Schedule lists any agreements with respect to the Business whereby any Affiliate of Seller, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any material claim or cause of action against the Business, or (c) owes any money to, or is owed any money by, the Business. Section 2.19 of the Disclosure Schedule describes any commercial transactions or relationships between Seller and any Affiliate thereof (as well as any commercial transactions or relationships between any such Affiliates and Suppliers) which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.20 Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement that would constitute an Assumed Liability.

2.21 Inventory. All of the Inventory as of the Balance Sheet Date is set forth in Section 2.21 of the Disclosure Schedule, which shall be updated as of the Closing.

2.22 Intentionally Omitted.

2.23 Insurance. Section 2.23 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Business to which Seller is a party, all of which are in full force and effect. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and Seller is otherwise in compliance in all material respects with the terms of such policies. Seller has not received written notice of any threatened termination of any such policy.

12

2.24 Warranty Matters. None of the Business Products manufactured, sold, leased, licensed or delivered by Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Business, which are set forth in Section 2.24 of the Disclosure Schedule, (ii) manufacturers’ warranties for which the Business has no liability or (iii) warranties imposed by applicable law. The reserves for Warranty Obligations reflected on the Most Recent Balance Sheet are reasonable in amount, are consistent with the past practice of Seller with respect to the Business. Section 2.24 of the Disclosure Schedule sets forth the aggregate expenses incurred by Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions with respect to the Business during each of the fiscal years and the interim period covered by the Financial Statements.

2.25 Customers, Distributors and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a true and complete list of all customers, sales representatives, dealers and distributors (whether pursuant to a commission, royalty or other arrangement) that accounted for US$100,000 or more of the sales of the Business for the fiscal year ended December 31,2009, showing with respect to each, the name, address and dollar value involved (collectively, the “Customers and Distributors”). Section 2.25 of the Disclosure Schedule also sets forth a true and complete list of all suppliers of the Business to whom during the fiscal year ended December 31,2009, Seller made payments aggregating US$25,000 or more, showing with respect to each, the name, address and dollar value involved (the “Suppliers”). No Customer, Distributor or Supplier has canceled or otherwise terminated its relationship with Seller, or, during the last twelve (12) months, has decreased materially its services, supplies or materials to Seller or its usage or purchase of the services or products of Seller nor, to the knowledge of Seller, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

2.26 Investment. Seller (a) understands that the Shares have not been registered under the Securities Act or under any state securities laws, is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the Shares solely for Seller’s own account for investment purposes, and not with a view to the distribution thereof (other than to Seller’s shareholders); (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares; and (e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares.

2.27 Tax Compliance.

(a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns and all information supplied, including Tax Returns to be filed to the Inland Revenue Department of Hong Kong or other Taxing Authority were correct, complete and proper in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. To Seller’s Knowledge, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

13

(b) Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

2.28 Disclaimer of Sellers. Sellers make no representations or warranties to Buyer relating to Sellers or the Business or otherwise in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement, the Disclosure Schedule and any other schedule or exhibit hereto. Without limiting the generality of the foregoing, Sellers have made no representations or warranties in the materials relating to the Business made available to Buyer or in any presentation of the Business in connection with the transaction contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that, except as otherwise disclosed in Buyer’s reports and filings made with the Securities and Exchange Commission, the statements contained in this Article III are true and correct as of the date hereof, and will be true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a material adverse effect.

3.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and such Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been validly authorized by all necessary company action on the part of Buyer. This Agreement has been, and such Ancillary Agreements will be, validly executed and delivered by Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of Seller, constitutes or will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3 Noncontravention. Subject to compliance with the applicable requirements of applicable antitrust or trade regulation laws, neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements to which Buyer will be a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the organizational documents of Buyer;

14

(b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval that has been obtained;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Buyer is a party or by which Buyer is bound; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets.

3.4 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.5 SEC Documents. Buyer hereby makes reference to the following documents filed by it with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (a) Annual Report on Form 10-KSB for the fiscal year ended June 30,2009; and (b) Quarterly Reports on Form 10-Q for the periods ended September 30 and December 31,2009 and March 31,2010; and any amendments thereto. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance GAAP (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Buyer as of the dates thereof and its consolidated statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on Buyer, its business, financial condition or results of operations).

3.6 Capitalization. Buyer’s authorized capital stock consists of (i) 16,666,667 shares of Common Stock, of which 4,678,662 shares are issued and outstanding, and (ii) 3,333,333 shares of preferred stock, none of which are issued and outstanding. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth in the SEC Documents, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Buyer is a party or which are binding upon Buyer providing for the issuance by Buyer or transfer by Buyer of additional shares of Buyer’s capital stock. To Buyer’s knowledge, there are no voting trusts or any other agreements or understandings with respect to the voting of Buyer’s capital stock.

15

3.7 Financial Statements.

(a) Included in the SEC Documents is the audited balance sheet of Buyer as at June 30,2009, and the related statements of operations, stockholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Kabani & Co. (“Kabani”), independent auditors (collectively, “Buyer’s Audited Financials”).

(b) Included in the SEC Documents are the unaudited balance sheet of Buyer as at March 31,2010, and the related statements of operations, stockholders’ equity and cash flows for the three months then ended, as reviewed by Kabani (“Buyer’s Interim Financials”).

(c) Buyer’s Audited Financials and Buyer’s Interim Financials (collectively “Buyer’s Financial Statements”) (i) are in accordance with the books and records of Buyer, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of Buyer as of the dates indicated, and (iv) are prepared in accordance with GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Buyer, its business, financial condition or results of operations.

(d) Schedule 3.7(d) sets forth a list of all of Buyer’s liabilities (both current and long term) required to be disclosed on a balance sheet in accordance with GAAP.

3.8 Events Subsequent to Financial Statements. Since March 31,2010, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of Buyer outside Buyer’s ordinary course of business;

(b) Any damage, destruction or property loss, whether or not covered by insurance, affecting materially and adversely the properties or business of Buyer;

(c) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Buyer or any redemption, purchase or other acquisition of any such shares;

(d) Any lien placed on any of the assets, tangible or intangible, of Buyer outside the ordinary course of business;

(e) Any incurrence of indebtedness or liability or assumption of obligations by Buyer outside Buyer’s ordinary course of business;

(f) Any waiver or release by Buyer of any right of any material value; or

(g) Any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Buyer.

16

3.9 No Brokers. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV
PRE-CLOSING COVENANTS

4.1 Closing Efforts.

(a) Subject to the terms hereof, including Section 4.l(b), each of the Parties shall use reasonable commercial efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) obtain all Third Party Consents, (ii) effect all Governmental Filings, including as necessary to effect a transfer of ownership to Buyer of any applicable regulatory approvals, registrations, licenses or authorizations, and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Buyer shall pay any out-of-pocket costs (excluding legal fees, for which the parties will each bear their own costs) associated with obtaining such Third Party Consents. Each of the Parties shall promptly notify each of the other Parties of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(b) Each of the Parties shall use reasonable commercial efforts to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any Governmental Entity; provided, however, that Buyer shall have no obligation under this Section 4.1 to dispose or hold separately or make any change in or to any portion of its business or assets (or in or to any portion of the Acquired Assets), to incur any other burden with respect thereto or to agree to do any of the foregoing, as a condition of such governmental clearances or approvals. Each of the Parties shall promptly inform each other of any material communication received by such Party from any Governmental Entity regarding any of the transactions contemplated hereby (unless the provision of such information would (i) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement or (ii) cause the loss of the attorney-client privilege with respect thereto).

4.2 Operation of Business.

(a) During the period from the date of this Agreement until the Closing Date, Sellers shall:

(i) conduct the operations of the Business in the ordinary course, consistent with past practice;

(ii) maintain consistent with past practice the assets, properties, facilities and equipment of the Business in good working order and condition as of the date hereof (excluding ordinary wear and tear);

(iii) perform in all material respects all of its obligations under all agreements relating to or affecting the Business or the assets, liabilities, properties, equipment or rights thereof;

(iv) use its commercially reasonable efforts to (A) preserve the Business organization intact, (B) retain the Business’s present employees, but in no event shall a Seller be required to increase compensation or benefits or extend bonuses and (C) maintain the relationships and agreements with the Business’s suppliers, distributors, customers and others having dealings with the Business, all in a manner consistent with past practices, but in no event shall a Seller be required to extend any discounts or rebates or agree to any cost increases, in each case to the extent inconsistent with past practice;

17

(v) continue in full force and effect all existing insurance policies (or comparable insurance) relating to the Business; and

(vi) comply in all material respects with all Permits, rules, laws and regulations applicable to the Business.

(b) Prior to the Closing, a Seller shall not, without the prior written consent of Buyer:

(i) sell, assign, transfer, lease, exchange or dispose of any portion of the Acquired Assets, except for sales of Inventory in the ordinary course of business consistent with past practice; provided, however, that nothing in this clause (i) shall prohibit the collection by a Seller of accounts receivable of the Business;

(ii) incur or guarantee any indebtedness for borrowed money relating to the Business, except in the ordinary course of business consistent with past practice;

(iii) grant any rights to severance benefits, “stay pay” or termination pay to any Business Employee, or increase the compensation or other benefits payable or potentially payable to, any Business Employee under any previously existing severance benefits, “stay-pay” or termination pay arrangements except for “stay pay” or termination pay to a Business Employee not to exceed US$10,000 in the aggregate;

(iv) make any capital expenditures or commitments therefor with respect to the Business in an amount in excess of US$20,000 in the aggregate;

(v) acquire any operating business, whether by merger, stock purchase, asset purchase or otherwise (except for any business that will not become part of the Business);

(vi) increase the current compensation or benefits of, or current level of payments to, or enter into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any Business Employees except in the ordinary course of business consistent with past practice;

(vii) materially amend the terms of any existing Business Benefit Plan, except as required by law;

(viii) materially change the accounting principles, methods or practices insofar as they relate to the Business, except in each case to conform to changes in GAAP;

(ix) enter into any contract, agreement, obligation or commitment relating to the Business, other than contracts, agreements, obligations or commitments entered into in the ordinary course of business consistent with past practice (provided, however, if Seller enters into any such contract, agreement, obligations or commitment that would require a Seller to make payments or incur costs or expenses in an amount more than $20,000, Seller shall provide Buyer a copy of such contract within three (3) Business Days after the date thereof);

(x) create any Security Interests in any of the Acquired Assets; or (xi) agree in writing or otherwise to take any of the foregoing actions.

18

4.3 Access.

(a) Sellers shall permit representatives of Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Business) to the Business Employees and the counsel and auditors of Sellers as well as the premises, properties, financial and accounting records, contracts and other records and documents, of or pertaining to the Business; provided, however, such counsel shall not be obligated to disclose any information or documents covered by the attorney-client privilege or the attorney work product privilege. Prior to the Closing, Buyer and its representatives shall not contact or communicate with the customers, sales representatives, dealers, distributors and suppliers of Sellers in connection with the transactions contemplated by this Agreement, except with the prior written consent of ASI Holdings.

(b) Sellers will provide Buyer, Buyer’s representatives and Buyer’s independent registered public accountants reasonable access during normal business hours to such books, records, workpapers, data and other information as may be reasonably requested by the Buyer to allow Buyer and its independent registered public accountants to conduct an audit or review of the Business and Acquired Assets for such periods as Buyer may require for its financial reporting purposes required in connection with any report required to be filed with the SEC under the Securities Exchange Act of 1934. Sellers shall cooperate with Buyer’s independent registered public accountants in the preparation of audited and/or pro forma financial statements in respect of the Business and Acquired Assets for such periods as Buyer may require; provided, that Buyer shall be responsible for the cost of such audit.

(c) Buyer and Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that Information provided by Sellers or any of their respective Affiliates to Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it covers Information relating to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other Information disclosed thereunder.

4.4 Exclusivity. After the date hereof and until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, Sellers shall not, and shall require each of their respective managers, employees, directors, officers, partners, Affiliates, attorneys, investment bankers, accountants, representatives and agents not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, lease, sale of stock, sale of material assets, disposition or similar business transaction involving the Business or Sellers (any such inquiry, proposal, offer or discussion, an “Acquisition Proposal”).

(b) If a Seller receives any Acquisition Proposal, such Seller shall, within two Business Days after such receipt, notify Buyer of such Acquisition Proposal, including the identity of the other party and the terms of such Acquisition Proposal.

4.5 Supplement to Disclosure Schedules. In the event that a Seller becomes aware of any fact or condition occurring after the date hereof that would require a change to any Disclosure Schedule such Seller may deliver a supplement to the Disclosure Schedules specifying the change. Buyer shall promptly determine prior to Closing whether it desires to terminate the Agreement under Article VIII hereof or proceed to Closing with such changed Disclosure Schedules. In the event that Buyer proceeds to Closing without terminating the Agreement, Buyer shall be deemed to have waived its right to recover Damages from Sellers resulting from such change.

19

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) The representations and warranties of Sellers set forth in Article II shall be true and correct in all material respects (except for such representations and warranties that are already qualified by their terms by a reference to materiality or Business Material Adverse Effect which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(b) Each Seller shall have performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) Buyer shall have been granted access to all of the materials and individuals reasonably requested and shall have had full opportunity to complete its due diligence investigation with the cooperation of all personnel of Sellers involved in the Business and, if requested, outside professional consultants and professionals retained by Sellers.

(d) Buyer shall have completed its business, financial and legal due diligence review of Sellers, and Buyer shall be satisfied with the results of such review in Buyer’s sole and absolute discretion.

(e) no third party action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(f) Sellers shall have executed and delivered to Buyer the Seller Certificate;

(g) all applicable waiting periods (and any extensions thereof) under applicable antitrust or trade regulation laws shall have expired or otherwise been terminated;

(h) Weisshaupt shall have executed and delivered to Buyer an Employment Agreement and a Noncompetition Agreement in the forms attached hereto as Exhibits G and H, respectively;

(i) Sellers shall have obtained all Third Party Consents listed in Schedule 5. l(i);

(j) Buyer shall have received the audited consolidated balance sheet, statements of operations, statement of stockholders’ equity (deficit), and statements of cash flows with respect to the Business for the years ended December 31,2009 and 2008, prepared in accordance with GAAP, audited by a Public Company Accounting Oversight Board certified independent auditor (collectively, the “Financial Statements”);

(k) all statutory notice requirements under Chapter 49 of the laws of Hong Kong (Transfer of Businesses (Protection of Creditors) Ordinance) shall have been completed.

(1) Buyer and GGEC America, Inc. (“GGEC”) shall have consummated the private placement of Buyer’s Common Stock and warrants to GGEC, substantially as described in Buyer’s amended Tender Offer Statement filed with the U.S. Securities and Exchange Commission on October 5,2009 (the “GGEC Transaction”), and the transactions incident to the GGEC Transaction or upon which the GGEC Transaction is conditioned, substantially as described in such amended Tender Offer Statement, shall have been consummated;

20

(m) Buyer shall have received copies of (i) stockholders’ resolutions of ASI Holdings and members’ resolutions of ASI Arizona duly approving this Agreement and the transactions contemplated hereby and the name changes of Sellers following the Closing to names not containing the word “ASI”, and (ii) a Certificate of Registration of Change of Name of ASI Holdings from the applicable Government Entity of Hong Kong and a Certificate of Amendment of Articles of Organization of ASI Arizona filed with the Secretary of State of Arizona;

(n) Buyer and Seller shall have executed and delivered an Employee Transition Agreement in a form mutually acceptable to ASI Holdings and Buyer (the “Employee Transition Agreement”).

5.2 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by Sellers) of the following conditions:

(a) the representations and warranties of Buyer set forth in Article III shall be true and correct in all material respects (except for such representations and warranties that are already qualified by their terms by a reference to materiality or material adverse effect which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date);

(b) Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) no action, suit or proceeding shall be pending by or before any Governmental Entity seeking to prevent consummation of the transactions contemplated by this Agreement and no judgment, order, decree, stipulation or injunction enjoining or preventing consummation of the transactions contemplated by this Agreement shall be in effect;

(d) Buyer shall have delivered to ASI Holdings the Buyer Certificate;

(e) all applicable waiting periods (and any extensions thereof) under applicable antitrust or trade regulation laws shall have expired or otherwise been terminated;

(f) ASI Holdings shall have received a certificate of good standing of Buyer in its jurisdiction of incorporation and a certificate as to the incumbency of officers and the adoption of authorizing resolutions;

(g) Judie Rothenberger and Amy Liu shall have submitted their written resignations from the board of Directors of Buyer, to be effective as of the closing of the GGEC Transaction;

(h) Immediately prior to the Closing, Arthur Liu shall resign as Chief Executive Officer and Chief Financial Officer of Buyer and the board of directors of Buyer shall appoint, effective as of the Closing, Weisshaupt as the Chief Executive Officer and President of Buyer, and shall appoint Weisshaupt to the board of directors of Buyer.

21

(i) GGEC shall provide its written commitment to transfer to employees of Buyer, other than Weisshaupt, and new board members of Buyer identified by Weisshaupt, warrants to purchase a total of up to 500,000 shares of Common Stock, at an exercise price of U.S. $0.75 per share; provided, however, that such warrants shall not be exercisable until Buyer shall have duly effected the Authorized Shares Increase;

(j) ASI Holdings shall have received a certificate representing the Shares and the executed Warrant from Buyer;

(1) ASI Holdings shall have received documentation reflecting the satisfaction and/or cancellation of all obligations of Buyer set forth on Schedule 5.2(1);

(m) That certain Manufacturing Agreement by and between GGEC and Buyer shall be terminated without any liability to Buyer and GGEC shall enter into a new manufacturing agreement in a form mutually acceptable to ASI Holdings and Buyer, which agreement shall provide that all of Buyer’s and Buyer’s existing and new products are to be manufactured by GGEC at the same cost as currently charged by GGEC to ASI Holdings as further described in Schedule 5.2(m);

(n) GGEC shall have executed a voting agreement, in form and substance acceptable to ASI Holdings, agreeing to vote its shares of Common Stock in favor of, or otherwise consent in writing to, the Authorized Shares Increase;

(o) Buyer’s current and long-term liabilities, in the aggregate, shall be no more than US $4,545,623; (p) Buyer and Seller shall have executed and delivered the Employee Transition Agreement; and

(q) Buyer and GGEC shall have consummated the GGEC Transaction, and the transactions incident to the GGEC Transaction or upon which the GGEC Transaction is conditioned, substantially as described in such amended Tender Offer Statement, shall have been consummated.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification by Sellers. Subject to the terms and conditions of this Article VI, from and after the Closing, Sellers, jointly and severally, shall indemnify Buyer in respect of, and hold Buyer harmless against, all Damages incurred or suffered by Buyer or any Affiliate thereof resulting from or constituting:

(a) any breach of a representation or warranty of a Seller contained in this Agreement or Sellers’ Certificate;

(b) any failure by a Seller to perform any covenant or agreement contained in this Agreement to be performed after the Closing; or

(c) any Excluded Liabilities.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Sellers in respect of, and hold Sellers harmless against, any and all Damages incurred or suffered by Sellers or any Affiliate thereof resulting from or constituting:

22

(a) any breach of a representation or warranty of Buyer contained in this Agreement or Buyer Certificate;

(b) any failure by Buyer to perform any covenant or agreement contained in this Agreement;

(c) any Assumed Liabilities;

(e) the conduct of the Business by the Buyer following the Closing; or

(f) any claim or cause of action by any Person arising after the Closing against a Seller with respect to the Business or the Acquired Assets, except to the extent such claims or causes of action are based on events, conditions or circumstances which first occurred prior to the Closing.

6.3 Claims for Indemnification.

(a) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures. An Indemnified Party shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third-party claim and the amount of the Damages claimed. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses, not to exceed US$25,000 per claim, of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(b) Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a Claim Notice. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 12.12.

23

6.4 Survival.

(a) The representations and warranties of Sellers and Buyer set forth in this Agreement, Sellers Certificate and Buyer Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the 18-month anniversary of the Closing Date, at which time they shall expire. Notwithstanding the foregoing, (i) the representations and warranties of Sellers contained in Sections 2.1 (Organization, Qualification and Corporate Power), 2.2 (Authority) and 2.8(a) (Ownership of Personal Property) and of Buyer contained in Sections 3.1 (Organization) and 3.2 (Authority) shall survive the Closing and the consummation of the transactions contemplated hereby without limitation and (ii) the representations and warranties of Sellers contained in Section 2.16 (Environmental Matters) shall survive until 30 days following the expiration of all statutes of limitation applicable to the matters referred to therein.

(b) Notwithstanding anything to the contrary contained herein, if an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

6.5 Limitations on Indemnification by Sellers.

(a) Sellers’ Basket. Sellers shall not be liable under Section 6.1 (a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.1(a) exceed US$100,000 (the “Sellers’ Basket”), after which the Seller shall be liable only for those Damages in excess of the Sellers’ Basket. For purposes solely of determining the amount of Damages for which Sellers are jointly and severally liable under this Article VI (and not for determining whether or not any breaches of representations or warranties have occurred), all representations and warranties of Sellers in Article II (other than Section 2.5) shall be construed as if the term “material” and any reference to “Business Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Payment of Indemnification Claims by Seller; Sellers’ Cap. In the event that Sellers are required to make any indemnification payments pursuant to this Article VI, Sellers shall make such payments by delivery of Buyer’s Common Stock. The Parties agree that such Common Stock shall be valued at an amount equal to the closing price of such Common Stock as reported by Bloomberg LP on the date that such indemnification obligation is finally determined. Notwithstanding anything to the contrary contained herein, Sellers shall not be liable under Section 6.1 (a) for Damages in excess of, in the aggregate, 2,994,002 shares of Buyer’s Common Stock received pursuant to Section 1.2(a)(i) hereof (the “Sellers’ Cap”): provided, however, if Sellers hold less than such number of shares of Buyer’s Common Stock at the time the Sellers’ indemnification obligation is finally determined pursuant hereto, the Seller’s Cap shall be such lesser amount. If an indemnification claim is properly asserted in writing pursuant to Section 6.3 prior to the expiration of the 18 months of the survival period, Seller will not sell any shares that will reduce the number of shares held by Seller below 2,994,002 shares until such claim has been finally adjudicated or settled.

(c) No Limitation on Certain Claims. Notwithstanding anything in this Agreement to the contrary, subject to the Sellers’ Cap, Buyer shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to Sellers’ Basket, or any limit on Damages, or any limitation as to time in seeking indemnification (except that claims for breach pursuant to Section 2.16 shall be limited as to time as set forth in Section 6.4(a)), with respect to Damages under:

24

(i) Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2,2.8(a), 2.16 and 2.27; or

(ii) Sections 6.1(b) and (c).

6.6 Limitations on Indemnification by Buyer.

(a) Buyer’s Basket. Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.2(a) exceed US$100,000 (the “Buyer’s Basket”), after which the Buyer shall be jointly and severally liable only for those Damages in excess of the Buyer’s Basket. For purposes solely of determining the amount of Damages for which Buyer is liable under this Article VI (and not for determining whether or not any breaches of representations or warranties have occurred), all representations and warranties of Buyer in Article III shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Buyer’s Cap. Buyer shall not be liable under Section 6.2(a) for Damages in excess of fifty percent (50%) of the Closing Value.

(c) No Limitation on Certain Claims. Notwithstanding anything herein to the contrary, subject to the Sellers’ Cap, Sellers shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to Buyer’s Basket, or any limit on Damages, or any limitation as to time in seeking indemnification, with respect to Damages under:

(i) Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 and 3.2; or

(ii) Sections 6.2(b) and (c).

6.7 Exclusive Remedy. Except with respect to claims based on fraud and claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation or breach of warranty or other provision contained in this Agreement.

6.8 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.

6.9 Mitigation. Prior to application of Sellers’ Basket or Buyer’s Basket or payment of any claims under this Article VI, the amount of any Damages shall be reduced by (i) any reimbursements or other amounts to which any of the Indemnified Parties is entitled from third parties in connection with such Damages, and (ii) any insurance proceeds to which any of the Indemnified Parties is entitled in connection with such Damages. The Indemnified Parties shall use commercially reasonable efforts to pursue all such reimbursements or proceeds that may reduce or eliminate any claims. If any of the Indemnified Parties receives any such reimbursements or proceeds after a payment is made which relates thereto, the Party that received such reimbursement or proceeds shall promptly deliver to the other Party such amount of the indemnification payment as would not have been paid had the reimbursements or proceeds reduced the original payment.

25

6.10 Claims Involving Pre-Closing and Post-Closing Liability. Subject to the procedures set forth in Section 6.3(b), in the event that any third party brings a claim relating to the Business for a matter that involves both pre-closing and post-closing activity and the third party successfully recovers damages resulting from that claim, then Buyer shall be responsible and pay for any damages relating to that portion of the activity that relates to post-closing activity and Sellers shall be responsible for that portion of the activity that relates to pre-closing activity.

ARTICLE VII
TAX MATTERS

7.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Each Seller will report as part of its Tax Returns the transactions and results of the operations of the Business and the Acquired Assets for taxable periods or portions thereof ending on or prior to the Closing Date and Sellers shall pay any and all Taxes attributable thereto.

(b) Buyer will pay any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement, whether levied on Buyer or a Seller or any of its Affiliates.

(c) Buyer will report as part of its Tax Returns the transactions and results of the operations of the Business and the Acquired Assets for taxable periods or portions thereof beginning after the Closing Date, and Buyer shall pay any and all Taxes attributable thereto.

7.2 Allocation of Certain Taxes. Buyer shall assume responsibility to pay all Taxes that are payable with respect to a Straddle Period and which are specifically included in the Assumed Liabilities set forth on Schedule 1.1 (c) hereto.

7.3 Cooperation on Tax Matters: Tax Audits.

(a) Sellers shall be entitled to assume and control (including as to settlements) any Tax Audit relating to the Acquired Assets or the Business for any taxable period that ends on or prior to the Closing Date, and shall provide written notice to Buyer regarding whether it elects so to control any such Tax Audit no later than 30 days after receipt by Sellers of written notice of such Tax Audit; provided, however, if Sellers elect to control such Tax Audit, then Buyer shall be entitled to be reasonably informed of the status regarding any such Tax Audit.

(b) Buyer and Sellers and their respective Affiliates shall cooperate in the conduct of all such Tax Audits and in the preparation of all Tax Returns or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing such information or documents within such Party’s possession as are reasonably relevant to the preparation of such Tax Returns or conduct of such Tax Audit, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Business or the Acquired Assets, and making the respective employees or facilities of the Parties available on a mutually convenient basis to explain any documents or information provided hereunder.

26

7.4 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

ARTICLE VIII
TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by written notice to ASI Holdings if the Closing shall not have occurred on or prior to July 31,2010 (the “Outside Date”);

(c) ASI Holdings may terminate this Agreement by written notice to Buyer if the Closing shall not have occurred on or prior to the Outside Date;

(d) Buyer may terminate this Agreement by giving written notice to ASI Holdings in the event a Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1 (a) or Section 5.1(b) not to be satisfied and (ii) is not cured within 10 days following delivery by Buyer to ASI Holdings of written notice of such breach; or

(e) ASI Holdings may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2(a) or Section 5.2(b) not to be satisfied and (ii) is not cured within 10 days following delivery by ASI Holdings to Buyer of written notice of such breach.

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties provided that (a) if such termination is a direct result of a Party’s willful or intentional breach of any covenant or agreement contained in this Agreement, such Party shall pay for the other Party’s transaction expenses incurred in connection with this Agreement in an amount not to exceed $150,000 and (b) the provisions of this Section 8.2 (Effect of Termination) and Article XII (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX
EMPLOYEE MATTERS

9.1 Offers of Employment.

(a) The Parties hereto intend that there shall be continuity of employment with respect to certain Business Employees. Sellers hereby consent to the hiring of their respective Business Employees and waives, with respect to the employment by Buyer (or an Affiliate of Buyer) of any Business Employees, any claims or rights Sellers may have against Buyer (or an Affiliate of Buyer) or any Business Employee under any non-competition, confidentiality or employment agreement. Buyer shall offer at-will employment at to the Transferred Employees listed on Schedule 9.1 hereto as provided in Employee Transition Agreement. Nothing in this Agreement shall be construed to prevent Buyer (or any Affiliate of Buyer) at any time from terminating the employment of any Transferred Employee, amending or terminating any employee benefit plan or otherwise changing the terms and conditions of employment of the Transferred Employees.

27

(b) Nothing in this Agreement shall be construed to create a right in any Business Employee to employment with Buyer or its Affiliates and, subject to any agreement between an employee and Buyer or an Affiliate of Buyer, the Business Employees who continue employment with Buyer or an Affiliate of Buyer after the Closing Date shall be employed in “at will” employment.

(c) With respect to each Transferred Employee, Buyer (or its Affiliates) shall (i) cause any Transferred Employee that was covered under a medical or dental plan, disability benefit plan or life insurance plan (collectively the “Benefit Plans”) of a Seller immediately prior to the Closing Date to be covered either (A) by Buyer’s Benefit Plans at such time as the Transferred Employees become employees of Buyer in accordance with the Employee Transition Agreement, (B) by assuming one or more of Sellers’ Benefit Plans as applicable at such time as the Transferred Employees become employees of Buyer in accordance with the Employee Transition Agreement (in which case the same shall become an Assumed Liability at such time) or (C) to the extent allowed by Sellers’ existing Benefit Plans, keeping such Transferred Employee on Sellers’ Benefit Plans as applicable and paying when due to the applicable Seller any and all costs of maintaining and administering such Benefit Plans; provided, however, in any event, that each Transferred Employee by no later than January 1,2011 will be covered by a comparable employee benefit plan, program, or arrangement maintained by Buyer (or its Affiliates), without limitations based upon pre existing conditions (and the amount of any expenses incurred prior to such date under the Benefit Plans of Sellers shall be credited toward satisfaction of deductibles under the benefit plans of Buyer (or its Affiliates)), and (ii) recognize the service completed by the Transferred Employees for purposes of determining eligibility service and vesting service under any employee benefit plan, program or arrangement maintained by the applicable Seller or Buyer for their employees on or after the date when the Transferred Employees become employees of Buyer in accordance with the Employee Transition Agreement.

ARTICLE X
OTHER POST-CLOSING COVENANTS

10.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations regarding classified Information and security clearance (if applicable), following the Closing, Sellers shall afford to Buyer and to Buyer’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Information within the possession or control of Sellers applicable to the Business and (ii) reasonable access to the personnel of Sellers involved or previously involved with the Business. Requests may be made under this Section 10.1(a) for financial reporting and accounting matters, preparing financial statements, preparing, reviewing and analyzing the calculation of performance measures associated with the vesting conditions in the Warrant, resolving any differences with respect thereto, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation, Environmental Matter or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

28

(b) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, Sellers shall use reasonable commercial efforts to preserve, until six years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, Sellers may offer in writing to Buyer to deliver such Information to Buyer, and if such offer is not accepted within 90 days, the offered Information may be disposed of at any time.

(c) Confidentiality. Each Party shall hold, and shall use reasonable commercial efforts to cause their respective Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other furnished to it by the other Party or Parties or their representatives pursuant to this Agreement (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such Information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Person with respect to such Information, or (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such Information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Person with respect to such Information), and each Party shall not release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided that such Party gives written notice to the other Party or Parties of the Information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information by the tribunal or other entity. Notwithstanding the foregoing, Sellers shall be entitled to use and disclose any Confidential Information for any legitimate reasonable business purpose, including without limitation, (1) for purposes under the Agreement, including resolving disputes, (2) for Tax reporting purposes, (3) in connection with disposition of Inventory and (4) resolving litigation.

10.2 Non-Solicitation and No Hiring.

(a) For a period commencing at such time as the Transferred Employees become employees of Buyer in accordance with the Employee Transition Agreement and ending two (2) years after the cessation of Weisshaupt’s employment with Buyer, a Seller shall not, either directly or indirectly (including through an Affiliate), (i) solicit or attempt to induce any Transferred Employee to terminate his or her employment with Buyer or any Affiliate of Buyer or (ii) hire or attempt to hire any Transferred Employee; provided, that this clause (ii) shall not apply to any individual whose employment with Buyer or an Affiliate of Buyer has been terminated for a period of six months or longer.

29

10.3 Non-Competition.

(a) For a period commencing on the Closing Date and ending two (2) years after the cessation of Weisshaupt’s employment with Buyer, a Seller shall not, either directly or indirectly (including through an Affiliate) (i) design, develop, manufacture, market, sell, distribute, license or provide any Business Products anywhere in the world or (ii) otherwise engage anywhere in the world in any business competitive with the Business; provided that notwithstanding the foregoing, nothing contained in this paragraph shall prohibit a Seller from performing its obligations under this Agreement or the Ancillary Agreements; provided further, however, that the foregoing restrictions shall not be construed to prohibit the ownership by Sellers collectively of not more than five percent (5%) of any class of equity securities of any entity having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market if such ownership represents a passive investment.

(b) Sellers and Buyer agree that the duration and geographic scope of the non-competition provisions set forth in this Section 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that each of these non-competition provisions shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c) From and after the Closing, Sellers shall, and shall use their respective best efforts to cause their respective Affiliates to, refer all inquiries regarding the business, products and services of the Business to Buyer.

10.4 Payment of Assumed Liabilities. In the event that a Seller inadvertently pays or discharges, after the Closing, any Assumed Liabilities, Buyer shall reimburse the applicable Seller for the amount so paid or discharged within 30 days of being presented with written evidence of such payment or discharge.

10.5 Insurance. Sellers shall provide reasonable cooperation to Buyer, at Buyer’s expense, in order to afford Buyer the right to receive payment under any insurance policies of Sellers covering the Business or the Acquired Assets prior to the Closing with respect to any claim or loss covered by such policies that relates to any of the Acquired Assets or constitutes an Assumed Liability. Buyer shall promptly notify ASI Holdings of the basis and amount of any such insurance claim. This Section 10.5 shall not require a Seller to convert any “claims made” policy to an “occurrence based” policy and shall not obligate a Seller to maintain any insurance policy in effect such that it covers claims made or events occurring after the Closing.

10.6 Name Change. At or prior to the Closing, each Seller shall change its name to a name not containing the word “ASI” and neither Seller shall use the word “ASI” in a commercial manner following the Closing. At the request of Buyer, Sellers shall take such actions as may be necessary or appropriate to permit Buyer to qualify as a foreign or domestic entity to do business under the name set forth above and under any similar names in any state in which the Business is currently conducted.

30

10.7 Registration Statement. Buyer agrees to include the Shares and the shares underlying the Warrant in the first resale registration statement on Form S-l or S-3 (or any successor registration form thereto) filed by Buyer with the SEC after the Closing Date. Buyer agrees to use commercially reasonable efforts to file such registration statement as soon as commercially practicable following the Closing Date, and to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as commercially practicable following the filing thereof with the SEC. Buyer shall cause such registration statement to comply as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of any applicable exchange. Buyer shall pay all expenses of registration of the Shares and the shares underlying the Warrant.

10.8 Working Capital. Immediately after the Closing, Buyer shall use commercially reasonable efforts to increase its working capital to $7,000,000. For purposes hereof, “working capital” means (a) current assets of Buyer, less (b) current liabilities of Buyer, in each case, determined in accordance with GAAP.

ARTICLE XI
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below. “Acquired Assets” shall have the meaning set forth in Section 1.1.(a). “Acquisition Proposal” shall have the meaning set forth in Section 4.4(a).

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount. “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” shall mean the agreements and instruments referred to in clauses (iii) through (v) in Section 1.3(b) of this Agreement.

“Arizona Leased Property” means that certain property located at 6125 E. Indian School Road, Scottsdale, AZ 85251.

“Assumed Liabilities” shall have the meaning set forth in Section 1.1 (c). “Balance Sheet Date” shall mean December 31,2009.

“Business Benefit Plans” shall mean any Employee Benefit Plan maintained, or contributed to, by a Seller, or any ERISA Affiliate for the benefit of Business Employees (and their beneficiaries) that are material to the Business.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed or (ii) a Saturday, Sunday or public holiday in Hong Kong.

31

“Business Employees” shall mean all employees of a Seller engaged in or associated with the Business.

“Business Intellectual Property” shall mean all of the following that are used in or related to the Business:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, registrations and applications for registrations;

(b)  trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof, including, without limitation, copyrights in computer software and claims of protection in mask works;

(d) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, and to the extent assignable or transferable, other proprietary rights relating to any of the foregoing.

“Business Material Adverse Effect” shall mean any change, effect or circumstance that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, prospects or results of operations of the Business as a whole or (b) has a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that any such change or effect resulting from (i) any change in economic conditions generally or in the industry in which Seller or its Affiliates operate, (ii) any change in applicable laws, rules or regulations or interpretations thereof applicable to the Seller or its Affiliates, (iii) any change in the financial condition or results of operation of Seller from the transaction that is the subject of this Agreement or any announcement of the execution of this Agreement, and (iv) any actions to be taken pursuant to, or in connection with, this Agreement or any Ancillary Agreement, shall not be considered when determining whether a Business Material Adverse Effect has occurred.

“Business Products” shall mean products or services produced, sold or provided by the Business. “Buyer” shall have the meaning set forth in the first paragraph of this Agreement. “Buyer Basket” shall have the meaning set forth in Section 6.6(a).

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injection against, Buyer) of Section 5.2 is satisfied.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

“California Warehouse Property” means that certain warehouse property operated by Pacer Distribution Services, Inc. and located at 9350 South Rayo Avenue, South Gate, California 90280.

“Claim Notice” shall mean a written notice which contains (i) a description and the Claimed Amount of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

32

“Claimed Amount” shall mean the amount of any Damages claimed by an Indemnified Party. “Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean such mutually agreeable date as soon as practicable (but in no event more than three (3) Business Days) after the first date on which the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents) have been satisfied or waived.

“Closing Value” means an amount equal to the product of (a) the closing price of the Common Stock reported by Bloomberg LP on the Closing Date multiplied by (b) the number of Shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement dated October 1,2009 between Seller and Buyer.

“Contingent Workers” shall mean the independent contractors, consultants, temporary employees, leased employees or other servants or agents rendering services to the Business and classified by a Seller as other than Business Employees or compensated other than through wages paid by the applicable Seller through its payroll department.

“Customers and Distributors” shall have the meaning set forth in Section 2.25.

“Damages” shall mean any and all liabilities, monetary damages (excluding any punitive, unforeseen, indirect or other consequential damages), fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Deferred Consent” shall mean an agreement to assign or transfer any contract, lease, authorization, license or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Entity, as the case may be, would constitute a breach thereof.

“Deferred Item” shall mean the contract, lease, authorization, license or Permit to which Deferred Consent relates.

“Designated Contract” shall mean each contract and agreement listed or described in Section 2.11 (a) of the Disclosure Schedule.

“Disclosure Schedule” shall mean the disclosure schedule provided by Seller to, and accepted by, Buyer on the date hereof.

“Employee Benefit Plan” shall mean (a) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan, (b) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (c) to the extent applicable to more than one employee, any other written or oral plan, agreement or arrangement involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, including any and all applicable plans maintained outside the United States, and (d) any employee benefit plan, program or arrangement maintained under MPFO.

33

“Employee Transition Agreement” shall have the meaning set forth in Section 5.1(n).

“Environment” shall mean any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

“Environmental Law” shall mean any foreign, federal, state, provincial, or municipal statute, rule or regulation as in effect on the Closing Date relating to the protection of the Environment or occupational health and safety, including, without limitation, any statute or regulation pertaining to (a) the presence, manufacture, processing, use, treatment, storage, disposal, transportation, handling or generation of Materials of Environmental Concern; (b) air, water and noise pollution; (c) groundwater and soil contamination; or (d) the Release or threatened Release of Materials of Environmental Concern to the Environment.

“Environmental Matters” shall mean any legal obligation or liability arising under Environmental Law. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes a Seller.

“Excluded Liabilities” shall have the meaning set forth in Section 1.1 (d). “Financial Statements” shall have the meaning set forth in Section 5.1(j). “GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Governmental Filings” shall mean all registrations, filings and notices with or to Governmental Entities.

“HK Leased Property” means that certain property located at Room B, 10/F Neich Tower, 128 Gloucester Road, Wanchai, Hong Kong and that other certain property located at Flat C, 22/F, Block 20 of Phase 2C, Hong Kong Gold Coast, 1 Castle Peak Road, Castle Peak Bay, Tuen Mun, New Territories, Hong Kong.

“Immigration Authorities” shall have the meaning set forth in Section 2.14(c). “Income Taxes” shall mean any taxes imposed upon or measured by net income.

“Indemnified Party” shall mean the party entitled to indemnification under Article VI of this Agreement.

34

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Information” shall mean all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Business.

“Inventory” shall have the meaning set forth in Section l.l(a)(i). “IRS” shall mean the United States Internal Revenue Service.

“Leased Real Property” shall mean all real property leased prior to the date hereof by a Seller in connection with the Business.

“Materials of Environmental Concern” shall mean any hazardous substance, pollutant or contaminant, as those terms are defined under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, solid waste and hazardous waste, as those terms are defined in the Federal Resource Conservation and Recovery Act (as in effect on the date of this Agreement) and oil, petroleum and petroleum products.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Business as of the Balance Sheet Date.

“MPFO” means Mandatory Provident Fund Schemes Ordinance, Chapter 485, Laws of Hong Kong.

“Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

“Outside Date” shall have the meaning set forth in Section 8.1(b). “Parties” shall mean Sellers and Buyer collectively.

“Permits” shall mean all permits, clearances, approvals, licenses, franchises or authorizations from any Governmental Entity relating to the development, use, maintenance or occupation of the HK Leased Property and the California Leased Property, and the manufacturing, sale, distribution, advertising or promotion of the products of the Business, or any operations of the Business.

“Person” shall mean an individual, partnership, limited liability company, corporation, joint venture or other entity.

“Personal Property” shall have the meaning set forth in Section l.l(a)(ii). “Purchase Price” shall have the meaning set forth in Section 1.2(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern).

“Returned Product” shall have the meaning set forth in Section l.l(e)(i).

35

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic’s, materialmen’s, landlord’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) liens for Taxes not yet due and payable, (e) liens for Taxes which are being contested in good faith and by appropriate proceedings, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, and (g) liens arising solely by action of Buyer.

“Seller” or “Sellers” shall have the meanings set forth in the first paragraph of this Agreement. “Sellers’ Basket” shall have the meaning set forth in Section 6.5(a).

“Sellers Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against, a Seller) of Section 5.1 is satisfied.

“Seller’s knowledge” or “Knowledge of Seller”, means Weisshaupt’s actual knowledge after reasonable inquiry and investigation (which shall include, without limitation, conversations with such managers, officers, directors and employees of Sellers having responsibility for, and review of, the documents, files, books and records (financial or otherwise) of Sellers relating to the subject matter to which the representation and warranty herein relates), and without receipt of any actual or constructive notice from any party charged with giving any notice that conflicts with Seller’s knowledge.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date. “Suppliers” shall have the meaning set forth in Section 2.25.

“Tax Audit” shall mean any audit or examination of Taxes or other similar proceeding by any Taxing Authority.

“Taxes” shall mean all taxes, including without limitation income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, social security charges and franchise taxes imposed by Hong Kong, the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Taxing Authority” shall mean any applicable Governmental Entity responsible for the imposition of Taxes.

“Tax Returns” shall mean all reports, returns, declarations, statements, forms or other information required to be supplied to a Taxing Authority in connection with Taxes.

“Third Party Consents” shall mean all waivers, permits, consents, approvals or other authorizations from Governmental Entities, stockholders and other third parties which are set forth on Schedule 5.1(i).

“Third Party Rights” shall mean the rights of any other party under any patent, trademark, service mark, copyright, trade secret, confidential information or other intellectual property.

36

“Transferred Employees” shall mean all Business Employees who accept offers of employment from Buyer and who are employed by Buyer immediately following the Closing.

“Treasury Regulations” shall mean any applicable regulations issued by the United States Department of the Treasury interpreting the Code.

“Warranty Obligations” shall mean all liabilities and obligations arising out of or relating to the repair, rework, replacement or return of, or any claim for breach of warranty in respect of or refund of the purchase price of, any Business Products.

“Weisshaupt” shall mean Harald Armin Weisshaupt, an individual. “Work Permit” has the meaning set forth in Section 2.14(c).

ARTICLE XII
MISCELLANEOUS

12.1 Press Releases and Announcements. From the date of execution of this Agreement until the Closing, no Party shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other Parties hereto, except as may be necessary, in the opinion of counsel to the Party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law or any applicable rules of any securities market or exchange. The Parties shall use their commercially reasonable efforts to coordinate their respective announcements and communications with employees, customers and suppliers of each of them.

12.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

12.3 Intentionally Omitted.

12.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among Buyer, on the one hand, and Sellers, on the other hand, with respect to the subject matter herein. This Agreement supersedes any prior agreements or understandings among Buyer, on the one hand, and Sellers, on the other hand, including without limitation the Memorandum of Understanding between the Parties, dated January 6,2010, and any representations or statements made by or on behalf of Sellers or any of their respective Affiliates to Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, and the Parties specifically disclaim reliance on any such prior representations or statements to the extend not embodied in this Agreement. The Confidentiality Agreement, insofar as it covers Information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other Information disclosed thereunder.

12.5 Succession and Assignment. Buyer may assign to an Affiliate of Buyer this Agreement, or any portion hereof, and any or all of Buyer’s rights, interests and obligations hereunder without the prior written approval of ASI Holdings provided that Buyer remains liable for its obligations hereunder. Sellers may not assign either this Agreement or any of their respective rights, interests or obligations hereunder without the prior written consent of Buyer, which written approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, to any entity that acquires all or substantially all of a Party’s business or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

37

12.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Buyer:	Copies (which shall not constitute notice) to:

AuraSound, Inc.	Richardson & Patel LLP

11839 East Smith Avenue	10900 Wilshire Blvd., Suite 500
Santa Fe Springs, California 90670	Los Angeles, California 90024
Facsimile: (562) 821-0249	Facsimile: (310) 208-1154s
Attention: Chief Executive Officer	Attention: Kevin Friedmann, Esq.

If to Sellers:	Copies (which shall not constitute notice) to:

ASI Holdings Limited	Stradling Yocca Carlson & Rauth
Room B, 10/F, Neich tower,	660 Newport Center Drive
128 Gloucester Road	Suite 1600
Wanchai, Hong Kong	Newport Beach, California 92660
Attention; Harald Weisshaupt	Facsimile: (949) 725-4100
Attention: Shivbir S. Grewal, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.8 Severability. Subject to the provisions of Section 10.3(b), any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

38

12.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party or Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

12.11 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

12.12 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in City of Los Angeles, State of California in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.6. Nothing in this Section 12.12 however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

12.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

12.14 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

12.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.16 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

[Remainder of this page remains blank; signature page follows]

39

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

ASI HOLDINGS LIMITED

By: ______________________

Name: Harald Armin Weisshaupt
Title: Chief Executive Officer, President and Director

ASI AUDIO TECHNOLOGIES, LLC

By: ______________________

Name:
Title:

BUYER:

AURASOUND, INC.

By: ______________________

Name:
Title: Chief Executive Officer

[Signature page to Asset Purchase Agreement]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DISCLOSURE SCHEDULES

OF

ASI HOLDINGS LIMITED

IN CONNECTION WITH THE

ASSET PURCHASE AGREEMENT

BY AND AMONG

ASI HOLDINGS LIMITED,

ASI AUDIO TECHNOLOGIES, LLC

AND

AURASOUND, INC.

July 10, 2010

DISCLOSURE SCHEDULES

The Disclosure Schedules (hereinafter called the “Schedule”) are furnished by ASI Holdings Limited, a corporation organized under the laws of Hong Kong (the “Company”), pursuant to that certain Asset Purchase Agreement, dated as of July 10, 2010 (the “Agreement”) by and among the Company, ASI Audio Technologies, LLC, an Arizona limited liability company, and AuraSound, Inc., a Nevada Corporation (“Buyer”). Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

Each section of this Schedule qualifies the correspondingly numbered section of the Agreement and any disclosure in each section of this Schedule shall be deemed to be incorporated into all other sections within this Schedule. The titles and headings used herein are for reference purposes only and shall not in any manner limit the construction of the Schedule.

Disclosure of a matter not required to be made does not require disclosure of any similar matters not required to be disclosed, and disclosure of any item shall not constitute an admission that such item is material, could have a Business Material Adverse Effect, or is required to be disclosed.

The inclusion in this Schedule of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement, nor shall such disclosure be taken as extending the scope of any of the representations or warranties. The information contained herein is disclosed solely for the purposes of the Agreement, and no information contained herein constitutes, nor shall be deemed to be, an admission by any party to any third party of any matter whatsoever, including, without limitation, any violation of law or breach of any agreement.

Document titles have been provided by the Company for the convenience of Buyer. However, the provision of such titles shall not imply any representation or warranty as to the accuracy or completeness of such titles. Reference in this Schedule to an agreement includes a reference to all amendments, modifications or other supplements to such agreement, to the extent such amendments, modifications, or other supplements have been made available to Buyer and are specifically listed herein.

To the extent there is any inconsistency between information set forth in this Schedule and any information, disclosure, document or schedule heretofore delivered to Buyer, this Schedule supersedes and replaces such other information, disclosure, document and schedule previously provided.

This Schedule may be corrected, clarified, modified and/or supplemented in writing by the Company at any time prior to the Closing, subject to Section 4.5 of the Agreement.

Schedule 1.1(b)

Excluded Assets

1.	Company owned membership interests in ASI Audio Technologies, L.L.C. (referred to herein as “ASI Audio”).

2.	Company shall retain US$250,000.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 1.1(c)

Assumed Liabilities

1.
In connection with the contracts listed in Section 2.11 of the Schedule entered into in the ordinary course of business, there may be certain obligations arising out of such contracts, including but not limited to payment and performance obligations, such as royalties, fees, indemnification and confidentiality.

2.	Declaration of Controlled Hazardous Substances Confirmation and Compliance dated January 5, 2007 by ASI Holdings Limited certifying to ******.

3.	Deed of Undertaking dated May 11, 2010 by ASI Holdings Limited in favor of ******.

4.	Certification of non-use of AmTRAN controlled substances dated ___ by ASI Holdings Limited in favor of AmTRAN.

5.	Supplier Social and Environmental Responsibility (SER) Declaration dated July 7, 2007 by ASI Holdings Limited in favor of ******.

6.	Environment Protection Warranty dated July 7, 2007 by ASI Holdings Limited in favor of ******.

7.	Guaranty and Authority of Environmental Documentation dated February 26, 2008 by ASI Holdings Limited in favor of ******.

8.	Trade and other payables in Hong Kong dollars:

Company Name	HKD
Kuehne & Nagel Limited	7,593,486.40
Hency Shipping Limited	1,999,478.64
Expeditors HK Limited	988,823.14
******	7,960,214.13
Pacer Distribution Services	1,675,480.18
20,217,482.49

9.	Bank overdrafts:

ASI HOLDINGS LIMITED
BANK RECONCILIATION STATEMENT
AS AT 31st DECEMBER 2009

Balance per Bank Statement		315,717.45
		315,717.45
Less : Outstanding checks :
JV091226 24/12/2009	Federal Express	7,181.58
PV091231 24/12/2009	MPF - Dec/2009	3,500.00
JV091227 28/12/2009	Hecny Shipping Limited	299,571.85
PV091246 31/12/2009	SunnyWorld Associates Ltd	131,568.64
PV911043 27/11/2009	Sunny World Associates Ltd Expense -Ref: ASIPV0911043	99,401.06

Adjusted balance (correct cash balance)		(225,505.68)

10.	Outstanding invoices and other expenses:

Company name	Origination	Nature	Item	HKD Amounts
Expeditors Hong Kong Limited	HK	Freight charges	7	373,276.89
Expeditors Hong Kong Limited	HK	Freight charges	7	111,853.06
Kuehne & Nagel Limited	HK	Freight charges	7	475,428.40
Hecny Shipping Limited	HK	Freight charges	7	2,426,446.52
HK Staff	HK	Salary	10	70,125.00
Hutchison Global Communications Ltd	HK	Telephone bills	8	573.00
Hutchison Global Communications Ltd	HK	Telephone bills	8	356.00
Hutchison Telecommunications (HK) Ltd	HK	Telephone bills	8	16,728.00
Hutchison Telecommunications (HK) Ltd	HK	Telephone bills	8	5,182.00
The Hong Kong Electric Co Ltd	HK	Electricity plus deposit	8	4,856.00
Hang Fat Engineering Co	HK	Office decoration	8	5,000.00
Fuji Xerox (Hong Kong) Ltd	HK	Fixed Charges - Printing	8	1,000.00

Kintetsu World Express (HK) Ltd	HK	Storage Charges	7	2,095.39
Federal Express (HK) Ltd	HK	Courier and Postage	7	34,727.63
Baynard Limited	HK	Rent for Quarter	9	18,800.00
SF Express (HK) Ltd	HK	Courier and Postage	7	236.00
Cheung Ying Furniture Co	HK	Office decoration	8	10,120.00
Sun World’s Interior Design Decoration Gallery Co	HK	Office decoration	8	98,800.00
The Hong Kong and China Towngas Limited	HK	Gas Charges	8	409.00
Water Supplies Department - HKSAR	HK	Water	8	206.70
Sunbase Int’l Properties Management Ltd	HK	Monthly office rent -HK	9	36,897.00
Sunbase Int’l Properties Management Ltd	HK	Monthly Management fee for office - HK	9	8,042.00
HSBC Insurance	HK	Mandatory Provident Fund	10	5,750.00
Alorica Inc	HK	Warranty charges	7	173,719.39
Pacer Distribution Services	HK	Warehouse -storage fee	7	77,304.13
PRC Staff to Fesco	PRC	Monthly Salary	10	92,080.43
T.Y. Lam & Co. Solicitors	HK	Consultancy Fee	8	2,575.80
Petty Cash	HK	Monthly Cleaning Fee	8	500.00
	PRC	Rent in Shen zhen office	9	11,520.00
Petty Cash	PRC	Claim Expenses	10	84,177.00
HK Staff	HK	Claim Expenses	8	12,224.73
Pioneer Courier Co	HK	Courier and Postage	7	180.00
CLP Power HK Limited	HK	Electricity	8	652.00
Taiwanese Staff	HK	Salary	10	24,500.00
Sunny World Associates Limited	HK	Consultancy Fee	11	39,000.00
Max Profit Consulting Ltd	HK	Consultancy Fee	11	58,500.00
Triple-shift Rapid Prototyping Manufacturer	HK	Mock up Fee	8	194,137.00
GuangGuo Electric Limited	HK	Costs of good 2010	6	47,311,708.08
GGEC Technology Limited	HK	Costs of good 2010	6	3,589,483.33
GuangGuo Electric Limited	HK	Costs of good-2009	6	1,100,484.22
GGEC Technology Limited	HK	Costs of good-2009	6	959,412.01
PRC Tax department	PRC	Quarterly tax	8	27,428.00
	PRC	Management fee for PRC office	8	2,000.00
US Staff	US	Salary-2nd half of monthly salary	10	232,830.00
Dolby Laboratory	US	Certification and sign up fee	8	1,014,000.00
				58,715,324.71

Schedule 1.2(c)

Allocation of Purchase Price

[NOTE TO DRAFT: To be prepared by Buyer.]

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 2.3(c)

Contracts Requiring Consent to Assignment

1.	****** License Agreement dated May 10, 2010 by and between ****** and ASI Holdings Limited.

2.	License for Distribution of Executable Software dated April 16, 2010 by and between Cirrus Logic, Inc. and ASI Holdings Limited.

3.	Technology License Agreement dated November 14, 2008 by and between SRS Labs, Inc. and ASI Holdings Limited.

4.	Consumer Manufacturing License Agreement dated May 27, 2010 by and between ASI Holdings Limited and Guangzhou DTS Digital Theater System Company Limited.

5.	Made for iPod License dated October 23, 2009 by and between ASI Holdings Ltd. and Apple Inc. and all supplements thereto (Collectively, items 3-11 of Section 2.10(f) of this Schedule).

6.	Tenancy Agreement dated June 26, 2009 by and between Gold Harvest Properties Limited and ASI Holdings Limited.

7.	Tenancy Agreement dated August 15th, 2008 by and between Billion Trend Holdings Limited carrying on business in H.K. as Yick Cheong Real Estate Limited and ASI Holdings Limited.

8.	Tenancy Agreement dated January 31, 2009 by and between Baynard Limited and ASI Holdings Limited.

9.	Month to month tenancy at 6125 E. Indian School Road Scottsdale, AZ 85251, by and between FFP, LLC and ASI Audio.

10.	Intentionally omitted.

11.	Made for iPod Manufacturing License dated ____ by and between ASI Holdings Ltd. and Apple Inc.

Section 2.4

Financial Statements

1.	A copy of the Financial Statements is attached immediately following this page.

ASI Holdings Limited and Subsidiaries

June 29, 2010

Kabani & Company, Inc
6033 W. Century Blvd., #810
Los Angeles, CA 90045

We are providing this letter in connection with your audits of the balance sheets of ASI Holdings Limited and Subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years ended December 31,2009 and 2008 for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of ASI Holdings Limited and Subsidiaries in conformity with U.S. generally accepted accounting principles. We confirm that we are responsible for the feir presentation in the financial statements of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. We are also responsible for adopting sound accounting policies, establishing and maintaining internal control, and preventing and detecting fraud.

Certain representations in this letler are described as being limited to matters that are material. Items are considered material if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. An omission or misstatement that is monetarily small in amount could be considered material as a result of qualitative factors.

We confirm, to the best of our knowledge and belief, as of June 29, 2010 the following representations made to you during your audit.

1)
The financial statements referred to above are fairly presented in conformity with U.S. generally accepted accounting principles, and include all disclosures necessary for such fair presentation and disclosures required to be included therein by the laws and regulations to which the Company is subject.

2)	We have made available to you financial records and related data -

	a)	Financial records and related data.

	b)	There have been no communications from the SEC or other regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

3)	There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.

4)
We believe that the effects of the uncorrected financial statement misstantements summarized in the attached schedule arc immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

5)	We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.

6)	We have no knowledge of any fraud or suspected fraud affecting the Company involving:

	a}	Management,

	b)	Employees who have significant roles in internal control, over financial reporting, or

	c)	Others where the fraud could have a material effect on the financial statements.

7)	We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, regulators, or others.

8)	The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

9)	The following, if material, have been properly recorded or disclosed in the financial statements:

	a)	Related party transactions and related accounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees,

	b)	Guarantees, whether written Or oral, under which the company is contingently liable.

10)
There are no estimates that may be subject to a material change in the near term that have not been properly disclosed in the financial statements. We understand that near term means the period within one year of the date of the financial statements. In addition, we have no knowledge of concentrations existing at the date of the financial statements that make the company vulnerable to the risk of severe impact that have not been properly disclosed in the financial statements.

11)	There are no:

	a)	Violations or possible violations of laws or regulations whose effect should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

	b)	Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5 (ASC 30. 1).

	c)	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5 (ASC 30.1).

12)	The Company has satisfactory title to all owned assets, and other than as disclosed to you, there are no liens or encumbrances on such assets nor has any asset been pledged as collateral.

13)	Adequate provision has been made in the consolidated financial statements for 2009 and 2008 in respect of income taxes and deferred income taxes.

14)	The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

15)
The Company has appropriately reconciled its general ledger accounts to their related supporting information. All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the financial statements. All intercompany (and intercompany) accounts have been eliminated or appropriately measured and considered for disclosure in the financial statements.

16)	The Company was not part of any litigation or outstanding legal proceedings as of December 31, 2009, except as disclosed in the notes to the consolidated financial statements.

17)	The Company recognizes the revenue properly in accordance with accounting principles generally accepted in the United States of America.

No events have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to, or disclosure in, the financial statements.

Very truly yours,

ASI Holdings Limited

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ASI Holdings Limited

We have audited the accompanying consolidated balance sheets of ASI Holdings Limited and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2009. ASI Holdings Limited and subsidiaries’ management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASI Holdings Limited and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's significant operating losses and insufficient capital raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
June ____, 2010

ASI Holdings Limited And Subsidiaries
Consolidated Balance Sheets

	As of December 31, 2009	As of December 31, 2008
ASSETS
Current Assets :
Cash and cash equivalents	$90,543	$32,870
Accounts receivable, net of allowance for bad debts	4,767,736	1,291,158
Inventories, net	1,709,107	68,535
Deposits	24,688	14,327
Prepayments	30,780	16,564
Total current assets	6,622,854	1,423,454

Property and equipment, at cost	39,115	38,217
Less : Accumulated depreciation	(15,466)	(3,184)
Property and equipment, net	23,648	35,033

Total assets	$6,646,503	$1,458,487

LIABLITIES AND STOCKHOLDERS’ DEFICIT
Current liabilites:
Secured bank overdraft	$28,923	$—
Short Term Loan	500,000	—
Accounts payable	7,684,336	3,202,510
Provision for warranty service	276,362	—
Accrued Expenses and other payable	577,825	329,372
Due to bank under factoring agreement	504,368	145,083
Due to Related Parties	—	71,837
Total Liabilities	9,571,814	3,748,801

Commitments and Contingencies

Stockholders’ Deficit :
Common Stock, $0.1282 par value;	6,410	6,410
Other Comprehensive loss	(1,063)	(448)
Accumulated deficit	(2,930,658)	(2,283,990)
Total	(2,925,311)	(2,278,028)
Non controlling interest in subsidiary	—	(12,287)
Total Stockholder’s deficit	(2,925,311)	(2,290,315)

Total liabilities and stockholders’ deficit	$6,646,503	$1,458,487

See accompanying notes to these consolidated financial statements

ASI Holdings Limited And Subsidiaries
Consolidated Statements of Operations

	For the years ended
	December 31, 2009	December 31, 2008
Net revenue	$20,579,309	$7,332,017

Cost of revenue	18,253,473	6,891,229

Gross profit	2,325,836	440,788

Operating expenses :
Selling expenses	278,572	59,326
General and administrative	2,602,421	2,772,721
Total operating expenses	2,880,993	2,832,047

Loss from Operations	(555,157)	(2,391,259)

Other income (expenses) :
Total other income (expenses)	(113,789)	(21,354)

Net Loss from continuing operations	(668,945)	(2,412,613)

Discontinued Operations :

Loss from operations of discontinued operations (including noncontrolling interest)	—	(4,939)
Gain on disposal of subsidiary	22,277	—

Net Loss	(646,668)	(2,417,552)

Other Comprehensive Income (loss) :
Foreign currency translation loss	(615)	(448)
Net comprehensive loss	$(647,283)	$(2,418,000)

See accompanying notes to these consolidated financial statements

ASI Holdings Limited And Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
For the years ended December 31, 2009 and 2008

	Common tock		Other Comprehensive	Non controlling	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Loss	Interest	Deficit	(Deficit)
Balance December 31, 2007	50,000	$6,410	$—	$(9,560)	$133,562	$130,412

Foreign currency translation loss			(448)			(448)

Non controlling interest in subsidiary				(2,727)		(2,727)

Net loss for the year					(2,417,552)	(2,417,552)

Balance December 31, 2008	50,000	$6,410	$(448)	$(12,287)	$(2,283,990)	$(2,290,315)

Foreign currency translation loss			(615)			(615)

Disposal of subsidiary with noncontrolling interest				12,287		12,287

Net loss for the year					(646,668)	(646,668)

Balance December 31, 2009	50,000	$6,410	$(1,063)	$—	$(2,930,658)	$(2,925,311)

See accompanying notes to these consolidated financial statements

ASI Holdings Limited And Subsidiaries
Consolidated Statements of Cash Flows

	For the years ended
	December 31, 2009	December 31, 2008
Cash flows from operating activities
Net Loss from continuing operations	$(668,945)	$(2,412,613)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	12,282	3,184
Decrease / (Increase) in current assets:
Accounts receivable	(3,476,598)	(1,291,159)
Inventories	(1,640,572)	(68,535)
Other assets	(25,311)	(26,618)
(Decrease) / Increase in current liabilities:
Accounts payable	4,481,827	3,202,509
Warranty service reserve	276,362	—
Tax payables	974	1,699
Bank Payable	28,923	—
Accrued expenses	427,719	—
Other payables	(149,355)	325,711
Net cash used in operating activities from continuing operations	(732,674)	(265,821)
Net cash used in operative activities of entity disposed	(1,228)	(665)
Net cash provided by operating activities	(733,902)	(266,486)

Cash flows from investing activities
Acquisition of plant, property, and equipment	(897)	(38,217)
Net cash used in investing activities from continuing operations	(897)	(38,217)
Net cash provided by investing activities of entity disposed	—	19,938
Net cash used in investing activities	(897)	(18,279)

Cash flows from financing activities
Proceeds from (repayment of) installment loan	859,285	145,083
Payments to related parties	—	199
Proceeds from (payments to) related parties	(38,509)	—
Net cash provided by financing activities from continuing operations	820,776	145,282
Net cash provided by (used in) financing activities of entity disposed	(33,328)	86,710
Net cash provided by financing activities	787,448	231,992

Effect of exchange rate change on cash and cash equivalents	5,024	51,239
Net increase in cash and cash equivalents	57,673	(1,535)

Cash and cash equivalents, beginning balance	32,870	34,405
Cash and cash equivalents, ending balance	$90,543	$32,870

Supplement disclosure of cash flow information
Interest expense paid	$239,483	$14,294
Income taxes paid	$-	$-

See accompanying notes to these consolidated financial statements

ASI Holdings Limited and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND OPERATIONS

General

ASI Holdings Limited (the Company or we/us/our) was incorporated under the laws of Hong Kong as a limited liability company in May 2007. The Company’s principle registered offices is located at Wanchai, Hong Kong.  The Company is engaged in the development, commercialization, and sales of audio products, sound systems, and audio components.

Basis of Presentation

The Company’s financial statements for all periods presented have been prepared in accordance with accounting principles generally accepted in the United States.  All significant inter-company transactions and accounts have been eliminated in the consolidation.  The functional currency is the Hong kong Dollar (HKD); however the accompanying financial statements have been translated and presented in United States Dollars (USD).

GOING CONCERN:

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through December 31, 2009, the Company had incurred cumulative losses of $2,930,658 including net losses from continuing operations of $668.945 for the year ended December 31, 2009.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, (i) The company plans to raise additional capital by selling more shares to current shareholders and potential investors with a discount price (ii) The company also plans to borrow money from current shareholders and potential investors with an attractive interest rate. (iii) The company plans to reduce overhead and expenses by reducing unnecessary marketing and advertisement expenses, improving efficiency on distribution channel, freezing salary increase and laying off administrative staffs.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The accompanying consolidated financial statements for the period ended December 31, 2009 include the accounts of the Company and its wholly owned subsidiaries The Digital Experience Limited (a Hong Kong corporation) and ASI Audio Technologies L.L.C. The Digital Experience Limited was disposed on November 11, 2009, accordingly, the subsidiary’s  operating results for the period ending December 31, 2009 only reflect the indicated period and the balance sheet at December 31, 2009 does not include The Digital Experience Limited.  All material inter-company accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.

Foreign currency translation

The reporting currency is the U.S. dollar. The functional currency of the Company is the local currency, the Hong Kong Dollar (“HKD”). The financial statements of the Company are translated into United States dollars in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52 (ASC830), “Foreign Currency Translation”, using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for the equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. At December 31, 2009 and 2008, the cumulative translation adjustment of $1,063 and $448, respectively, was classified as an item of other comprehensive income in the stockholders’ deficit section of the consolidated balance sheet. For the years ended December 31, 2009 and 2008, accumulated other comprehensive income (loss) was $615 and $448, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer or distributor's compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates. As of December 31, 2009 and 2008, the allowance for doubtful accounts amounted to  $554,763 and $554,763 respectively.

Inventories

Inventories are valued at the lower of cost (first-in, first-out) or market. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

Property and Equipment

Property, plant, and equipment, including leasehold improvements, are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Office equipment	5 years
Furniture and fixtures	5 years

Improvements to leased property are depreciated over the lesser of the life of the lease or the life of the improvements. Depreciation expense on assets acquired under capital leases is included with depreciation expense on owned assets. As of December 31, 2009 and 2008, the Company had net property, plant and equipment in the amount of $23,649 and $35,033 respectively consisting of the following:

	2009	2008
Office furniture and fixtures	$2,778	$2,778

Leasehold Improvements	23,822	23,822
Office Equipment	12,514	11,617
Total	39,114	38,217
Less accumulated depreciation	(15,466)	(3,184)
	$23,648	$35,033

Maintenance and minor replacements are charged to expense as incurred. Gains and losses on disposals are included in the results of operations.

Valuation of Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (ASC 360), “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes the pronouncement “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144 (ASC 360), SFAS 144 (ASC 360), requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from our normal business activities. We place our cash in what we believe to be credit-worthy financial institutions. We have a diversified customer base. We control credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin SAB 104 (ASC 605). Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.

Advertising Expense

Advertising costs are charged to expense as incurred and were immaterial for the years ended December 31, 2009 and 2008.

Research and Development

Research and development costs are expensed as incurred.

Income Taxes

The Company utilizes SFAS No. 109 (ASC 740), "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASI Holdings Ltd has significant income tax net operating losses carried forward from prior years. Due to the uncertainty of the realizability of the related deferred tax asset, a reserve equal to the amount of deferred income taxes has been established at December 31, 2009 and 2008.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107 (ASC 825), “Disclosures about Fair Value of Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Segment Reporting

Statement of Financial Accounting Standards No. 131 (ASC 280), “Disclosure about Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 (ASC 280) has no effect on the Company’s financial statements as the Company consists of one reportable business segment as of December 31, 2009 and 2008.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Stock-based compensation

The Company records stock-based compensation expense pursuant to SFAS 123R (ASC 718), "Share Based Payment.”  SFAS 123R (ASC 718) requires companies to measure compensation cost for stock-based employee compensation plans at fair value at the grant date and recognize the expense over the employee's requisite service period. Under SFAS 123R (ASC 718), the Company’s expected volatility assumption is based on the historical volatility of Company’s stock or the expected volatility of similar entities. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock-based compensation expense is recognized based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. SFAS 123R (ASC 718) requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Warranty and Customer Support
The Company typically warrants its products against defects in materials and workmanship for a period of one year from the date of shipment. A provision for estimated future warranty and customer support is recorded when products are shipped. The provision of,warranty and customer support as of December 2009 and 2008 was $276,362 and 0 respectively.

  New Accounting Pronouncements

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. It is effective for interim and annual periods ending after June 15, 2009. There was no material impact upon the adoption of this standard on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”) , which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity. These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary. This Statement shall be effective for reporting period that begins after November 15, 2009. The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued new guidance which is now part of ASC 105-10, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (ASC 105-10) (formerly Statement of Financial Accounting Standards No. 168),  establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles. ASC 105-10 is effective for interim and annual periods ending after September 15, 2009. The adoption of ASC 105-10 did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value. These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets. If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach. These amended standards are effective from October 1, 2009, and do not have a significant impact on our consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures Topic 820 “Improving Disclosures about Fair Value Measurements”.  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting. This pronouncement is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU will not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued guidance on revenue recognition that will become effective for the Company beginning July 1, 2010, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition. We believe adoption of this new guidance will not have a material impact on our financial statements.

Reclassifications:

For comparative purposes, the prior year’s consolidated financial statements have been reclassified to conform with report classifications of the current year.

NOTE 3 - INVENTORIES

Inventories at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Finished Goods	$1,709,107	$68,535
Total	$1,709,107	$68,535

NOTE 4 -ACCRUED EXPENSES AND OTHER PAYABLE

Accrued expenses and other payable consisted of the following as of December 31, 2009 and 2008:

	2009	2008
Accrued consulting fees	$13,462	$-
Accrued interest	12,428	-
Accrued general and administrative expenses	346,058	-
Other	2,755	3,661
Accrued payroll	128	-
Tax payable	2,673	-
Other payable	176,356	325,711
Total	$577,825	$329,372

NOTE 5- DEBT AGREEMENTS

Factoring Line of Credit

ASI Holdings Ltd has entered into a factoring line of credit agreement with HSBC to factor purchase orders from two major customers under the agreement, the company is required to submit all sales invoices to HSBC. The payments from customers go directly to HSBC.  After repayment of funds drawn and service charges, the balance of funds (50% - 70%) received are credited to ASI Holdings Ltd.  As of December 31, 2009 and 2008 the company had outstanding balances of $504,368 and $145,083 respectively.  Amounts due the bank are secured by the uncollected accounts receivable.

The Company has entered into a letter of credit guaranty facility and a factoring and loan agreement with HSBC for major portion of its accounts receivable through March 6, 2008. HSBC has a security interest in all of the Company’s assets. It purchases and factors up to 70% of approved sales up to a $3 million limit. A factoring commission is charged based upon the invoice’s payment terms. Letters of credit guarantees are issued up to a $0.6 million limit with a fee of 0.90% charged upon their issuance.

Short Term Loan

On January 15, 2009 the Company entered into an Investment Agreement with Faithful Aim Limited whereby the amount of the loan will be converted into capital stock unless the acquisition of ASI by AuraSound is not consummated, in which case the loan will become a commercial loan with an interest rate of five percent.  As of December 31, 2009 the acquisition had not been consummated and the balance of $500,000 was considered an interest bearing note. ASI accrued interest of $12,500 on this note during the year ended December 31, 2009. The note is due in ten equal installments upon demand if the acquisition is not consummated.

Secured Bank Overdraft

On December 31, 2009, ASI had an overdraft due to HSBC of $28,923.  The overdraft is secured by accounts receivable of the Company and by the founders’ personal guarantee.  The amount has been reclassified as a current liability.

NOTE 6 - RELATED PARTY TRANSACTIONS AND COMMITMENT

Due to Related Parties amounted to $0 and $71,837 as of December 31, 2009 and 2008, respectively. The loan was from the shareholder for the purpose of working capital. The loans is interest free, due on demand and unsecured.

NOTE 7 - STOCKHOLDERS' EQUITY

Common Stock

At December 31, 2009 and 2008, the Company was authorized to issue 50,000 shares of $0.1282 par value common stock. There were 50,000 common shares issued and outstanding as of December 31, 2009 and 2008.

NOTE 8 - INCOME TAXES

The Company did not record any income tax expense due to net loss during the years ended December 31, 2009 and 2008. A provision for income taxes has not been provided in these financial statements due to the net loss carry-forward. At December 31, 2009, the Company had net operating loss carry-forwards of approximately $2,930,658.

NOTE 9- MAJOR CUSTOMERS AND MAJOR VENDORS

The Company had one major customers during the year ended December 31, 2009 which accounted for 78% of its sales.  The Company had three major customers during the year ended December 31, 2008 which accounted for 22%, 19% and 17% of its sales respecitively. The receivables due from these customers as of December 31, 2009 and 2008 totaled $4,555,259 and $respectively.

The Company had one major vendor during the year ended December, 2009 which accounted for 93% of the Company’s purchases. During the year ended December 31, 2008 one major vendor accounted for over 95% of the Company’s purchases.  The amount due this vendor as of December 31, 2009 and 2008 totaled $7,610,591 and $5,339,358 respectively.

NOTE 10 - ENTITY DISPOSED

The Digital Experience Limited was disposed on November 11, 2009.

The components of loss from operations related to the entity disposed for the years ended December 31, 2009 and 2008 are shown below.

	2009	2008
Net sales	$-	$-

Cost of sales	-	-

Gross profit	-	-

Operating expenses
Selling expenses	-	-
Research & development expenses	-	7,670
General and administrative	-	-
Total operating expenses	-	7,670

Loss from operations	-	(7,670)

Non-operating expenses
Other income(loss)	-	5
Interest income	-	-

Net Loss before income tax	-	(7,665)

Non-controlling interest	-	(2,726)

Net loss from entity disposed	$-	$(4,939)

Assets and liabilities for the entily spun off as of September 30, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008
Assets
Other current assets	$—	$733
Total Assets	—	733
Liabilities
Account payable and accrued expenses	—	1,692
Due to related party	—	33,328
Total liabilities	—	35,290
Net liabilities	$—	$(34,557)

NOTE 11. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are carried out in Hong Kang. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in Hong Kong, and by the general state of Hong Kong*s economy.

The Company’s operations in Hong Kong are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange, The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company does not maintain fire, theft or liability insurance. The Company is exposed to various risks of ioss related to torts; theft of, damage to and destruction of assets; error and omissions and natural disasters.

NOTE 12. COMMITMENTS AND CONTINGENCIES

a) Operating Leases

Effective May 1, 2009 the Company entered into a two-year lease agreement. The agreement contains a base rent escalation clause. The Company leases it office facility under a month-to-month rental agreement at $2,726” per month. For the year ended December 31, 2009 rent expense for the operating lease totaled $21,805.

The future minimum lease payments under non-cancelable leases are as follows:

2010	$32,708
2011	$10,903

b) Litigation

There was no litigation against the Company as of December 31,2009.

EXHIBIT 21

SIGNIFICANT SUBSIDIARIES

Subsidiary Name	Place of Incorporation	Principal Business Activity
The Digital Experience Limited	Hong Kong, SAR	Agency Service

ASI Auttio Technologies L.L.C.	Arizona, USA	Product Development & Support Services

Section 2.5(a)

Business Material Adverse Effect

None.

Section 2.5(b)

Absence of Certain Changes

1.	Item 3 of Schedule 1.1 (c) of this Schedule is herein incorporated by reference.

2.	Item 2 and 5 of Section 2.9(b) of this Schedule is herein incorporated by reference.

3.	Items 1, 2, 7-11 and 13-15 of Section 2.10(f) of this Schedule are herein incorporated by reference.

4.	Items 5,9, 11-15 and 22 of Section 2.11 of this Schedule are herein incorporated by reference.

5.	Items 1, 5, 9, 10, 12, 13, 17 18, 19, 21 of Section 2.15(a) of this Schedule are herein incorporated by reference.

6.	Item 1 and 4of Section 2.23 of this Schedule is herein incorporated by reference.

Section 2.8(b)

Ownership of Personal Property

None.

Section 2.9(b)

Leased Real Property

1.	Tenancy Agreement dated June 26, 2009 by and between Gold Harvest Properties Limited and ASI Holdings Limited.

2.	Tenancy Agreement dated June 17th, 2010 by and between Billion Trend Holdings Limited carrying on business in H.K. as Yick Cheong Real Estate Limited and ASI Holdings Limited.

3.	Tenancy Agreement dated January 31, 2009 by and between Baynard Limited and ASI Holdings Limited.

4.	Chinese document: Shenzen Lease and Amendment thereto.

5.	Month to month tenancy at 6125 E. Indian School Road Scottsdale, AZ 85251, by and between FFP, LLC and ASI Audio.

Section 2.9(c)

Real Property, Violation of Zoning Ordinances

None.

Section 2.10(a)

Intellectual Property

Patent/Trademark Applications

Internet Domain Names

1. http://www.asiaudiotechnologies.com/

Section 2.10(b)

Notice of Infringement of Intellectual Property

None.

Section 2.10(e)

Pending or Threatened Claims of Infringement of Intellectual Property

None.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section 2.10(f)

Intellectual Property; License Granted by Third Parties

1.	****** Agreement dated May 10, 2010 by and between ****** ASI Holdings Limited.

2.	License for Distribution of Executable Software dated April 16, 2010 by and between Cirrus Logic, Inc. and ASI Holdings, Limited.

3.	Made for iPod License dated October 23, 2009 by and between ASI Holdings Ltd. and Apple Inc.

4.	Made for iPod License: Power Only Product Supplement to Contract dated October 23, 2009 by and between ASI Holdings Ltd. and Apple Inc.

5.	Made for iPod License: Remote Control Supplement to Contract dated October 23, 2009 by and between ASI Holdings Ltd. and Apple Inc.

6.	Made for iPod License: iPhone Supplement to Contract dated October 23, 2009 by and between ASI Holdings Ltd. and Apple Inc.

7.	Made for iPod License: Amendment #1 to the Use License dated January 28, 2010 by and between ASI Holdings Ltd. and Apple Inc.

8.	Made for iPod License: iPhone Supplement to Contract dated January 28, 2010 by and between ASI Holdings Ltd. and Apple Inc.

9.	Made for iPod License: iPhone/iPad Supplement to Contract dated May 6, 2010 by and between Apple Inc. and ASI Holdings Limited.

10.	Made for iPod License: Remote Control Supplement to Contract dated May 6, 2010 by and between Apple Inc. and ASI holdings Limited.

11.	Made for iPod License: Power Only Product Supplement to Contract dated May 6, 2010 by and between Apple Inc. and ASI holdings Limited.

12.	Technology License Agreement dated November 14, 2008 by and between SRS Labs, Inc. and ASI Holdings Limited.

13.	First Amendment to the Technology License Agreement dated April 6, 2010 by and between SRS Labs, Inc. and ASI Holdings Limited.

14.	Consumer Manufacturing License Agreement dated May 27, 2010 by and between ASI Holdings Limited and Guangzhou DTS Digital Theater System Company Limited.

15.	Made for iPod Manufacturing License dated _______ by and between ASI Holdings Ltd. and Apple Inc.

Section 2.10(h)

Intellectual Property; Licenses Granted to Third Parties

1.      Items set forth in Section 2.10(f) of this Schedule are included herein by reference.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section 2.11 (a)

Designated Contracts

1.	Items set forth in Section 2.9(b) of this Schedule are included herein by reference.

2.	Items set forth in Section 2.10(f) of this Schedule are included herein by reference.

3.	Items set forth in Section 2.15(e) of this Schedule are included herein by reference.

4.	Items set forth in Section 2.23 of this Schedule are included herein by reference.

5.	Intentionally omitted.

6.	Warehouse Services Contract for ****** Managed Inventory Program and other ASI Products dated April 1, 2009 by and between Pacer Distribution Services, Inc. and ASI Holdings Limited.

7.	Supply Agreement (Accessories) dated December 19, 2008 by and ****** and ASI Holdings Ltd.

8.	Partnership Agreement dated January 1, 2008 by and between Guoguang Electric Co., Ltd. and ASI Audio Technologies L.L.C.

9.	Document Solution Agreement dated March 31, 2010 by and between Fuji Xerox (Hong Kong) Ltd. and ASI Holdings Ltd.

10.	Consulting Agreement dated November 23, 2009 by and between Huang Hao and ASI Holdings. Ltd.

11.	Consulting Agreement dated April 1, 2010 by and between ASI Holdings Ltd. and MaxProfit Ltd.

12.	Independent Contractor Agreement dated April 1, 2010 by and between ASI Audio and Thomas R. Farr.

13.	Independent Contractor Agreement dated February 22, 2010 by and between ASI Audio and John Berkheimer.

14.	Independent Contractor Agreement dated ________ by and between ASI Audio and Martin Melmers

15.	Independent Contractor Agreement dated June 1, 2010, by and between ASI Audio and Vanessa Yang

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

16.	General Terms for the Installation of Buffer Stock in the Wistron (Zhongshan) Hub dated January 15, 2009 by and between ASI Holdings Limited and WZS Procurement representative.

17.	Dedicated Server Hosting Services Sales Agreement dated November 20, 2008 by and between ASI Holdings Limited and Access Solutions Limited.

18.	Chinese Document: Agreement for accounting services in the P.R.C. office.

19.	Chinese Document: Agreement for audit services in the P.R.C. office.

20.	Chinese Document: Sales Agreement dated November 7, 2008 by and between ASI Holdings Limited and ******.

21.	Chinese Document: Sales Agreement dated January 25, 2008 by and between ASI Holdings Limited and ******.

22.	Chinese Document: Quality Agreement dated May 11, 2010 by and between ASI Holdings Limited and ******.

23.	Chinese Document: Authorization of Trademark dated April 1, 2008 from ASI Holdings, Limited to GGEC. (Authorization for use of “axp audio” mark.)

Section 2.13

Litigation

None.

Section 2.14(a)

Employment Matters

Name of Employee/Contractor	Preferred name	Location	Position	Date position was offered	Annual Base Salary (HKD)	Annual Base Salary (USD @HKD 7.8; RMB 6.8)	Hours Per week	Compensation to be paid upon a change of control
Dennis Barnes	Dennis	Ariziona	Acoustic Engineer	December 31 2007	-	53,688.00	40	N/A
Anthony DeGiovine	Tony	Ariziona	Electronic Engineer	December 31 2007	-	55,000.00	40	N/A
Jenyang Luc Yu	Lu	California	Director of Business Development and Logistics Management	January 13 2010	-	72,000.00	40	N/A
Wai Shan CHENG	Ivy	Hong Kong	Supply chain / Logistic manager	July 28 2008	210,000.00	26,923.08	40	N/A
Chung Sang HO	Penny	Hong Kong	Assistant Finance Manager	Jan 22 2010	240,000.00	30,769.23	40	N/A
Ka Man LAU	Carmen	Hong Kong	Accounts clerk	April 23 2010	126,000.00	16,153.85	40	N/A
Hsin Yung SHENG	Daphne	Hong Kong	Sales Accountant	January 17 2009	294,000.00	37,692.31	40	N/A
Kong Sau Wia		Hong Kong	Office Manager	June 29, 2010	192,000	24,615	40	N/A
Change Hing Lam, Ben		Hong Kong	Shipping Clerk	June 29, 2010	132,000	16,923	40	N/A
Harald Weisshaupt	Harald		Director / CEO		-	120,000.00	40	N/A
Xin QU	Quincey	Shenzhen, PRC	Project manager	Jan 1 2008	-	22,059.00	40	N/A
Wen Qiang YANG	Alex	Shenzhen, PRC	Mechancial Engineer Manager	Feb 27 2008	-	24,706.00	40	N/A
Ze Jun PANG	Eric	Shenzhen, PRC	Acoustic Engineer Manager	Jun 20 2008	-	28,235.00	40	N/A
Yan XIAO	Julie	Shenzhen, PRC	Commodity manager	July 22 2008	-	14,118.00	40	N/A
Qiu Ping JIANG	Vicky	Shenzhen, PRC	Commodity manager	Aug 4 2008	-	13,765.00	40	N/A
Tian Bao XIE	Tyler	Shenzhen, PRC	Mechanical Engineer Manager	Jan 16 2009	-	7,059.00	40	N/A
Hai Tao HE	Hort	Shenzhen, PRC	Electronic Engineer	20 Feb 2009	-	17,647.00	40	N/A
Yuan Yuan WANG	Selina	Shenzhen, PRC	Quality manager	Sep 27 2009	-	6,176.00	40	N/A
Wei YANG	Ian	Shenzhen, PRC	Project manager	Jan 15 2010	-	12,353.00	40	N/A
Xing Wang YANG	Longger	Shenzhen, PRC	Electronic Engineer	April 26 2010	-	14,118.00	40	N/A
Qiang HUANG	Kevin	Shenzhen, PRC	Procurement Manager	May 24 2010	-	15,882.00	40	N/A

Section 2.14(b)

Employment Matters; Confidentiality and Invention Assignment Agreements

1.	Employees listed in Section 2.14(a) of this Schedule are included herein by reference.

Section 2.14(c)

Employees Required to Hold a Work Permit

1.	Harald Weisshaupt, work permit in Hong Kong

Section 2.14(g)

Loans to Business Employees

None.

Section 2.14(h)

Failure to Make Payments to Employees

None.

Section 2.15(a)

Business Benefit Plans

1.	ASI Audio Technologies LLC Group Health Plan dated January 1, 2010 provided by Blue Cross Blue Shield of Arizona.

2.	Health Plan dated November 1, 2009 provided by Blue Cross (Asia-Pacific) Insurance Limited.

3.	Offer of Employment Letter dated December 31, 2007 sent by ASI Audio to Mr. Dennis Barnes.

4.	Offer of Employment Letter dated December 31, 2007 sent by ASI Audio to Ms. Caroline Brunet.

5.	Offer Letter dated January 13, 2010 sent by ASI Audio to Mr. Jenyang Luc Yu

6.	Offer of Employment Letter dared May 22, 2007 sent by ASI Holdings Limited to Mr. Harald Armin Weisshaupt.

7.	Offer letter dated July 28, 2008 sent by the Company to Mr. Cheng Wai Shan Ivy.

8.	Offer letter dated December 15, 2009 sent by the Company to Ms. Ma Tze Ching.

9.	Offer letter dated January 22, 2010 sent by the Company to Miss Penny Ho.

10.	Offer letter dated April 23, 2010 sent by the Company to Miss Carmen Lau.

11.	Offer letter dated January 17, 2009 sent by the Company to Ms. Sheng Hsin Yung.

12.	Offer letter dated June 29, 2010 sent by the Company to Ms. Kong Sau Wai.

13.	Offer letter dated June 29, 2010 sent by the Company to Mr. Chan Hing Lam, Ben.

14.	FESCO Employment agreement, Yan Xiao (Julie) dated July 22nd, 2008

15.	FESCO Employment agreement, Ze Jun Pang (Eric) dated July 20th, 2009

16.	FESCO Employment agreement, Wen Qiang Yang (Alex) dated March 18th, 2008

17.	FESCO Employment agreement, Xing, Wang Yang (Longger) dated April 19th, 2010

18.	FESCO Employment agreement, Qiang Huang dated May 19th, 2010

19.	FESCO Employment agreement, Xin Qu (Quincey) dated January 1st, 2010

20.	FESCO Employment agreement, Qiu Ping Jiang (Vicky) dated August 4th, 2008

21.	FESCO Employment agreement, Wei Yang (Ian) dated January 15th, 2010, executed on January 20th, 2010

22.	FESCO Employment agreement, Yuan Yuan Wang (Selina) dated September 27th, 2009

23.	FESCO Employment agreement, Hai Tao He (Hort) dated February 23th, 2009

Section 2.15(f)

Accrued Vacation, Personal and Sick Time and Earned Time Off

Name	Position	Location	Leave Balance
Cheng Wai Shan, Ivy	Logisitics Officer	HK	12.5
Ho Chung Sang, Penny	Assistant Finance Manager	HK	10.0
Lau Ka Man, Carmen	Accounts Clerk	HK	under probation period
Ma Tze Ching, Jenny	Office Manager	HK	13.5
Alex Yang	Mechanical Engineer Manager	SZ	30.0
Eric Pang	Acoustic Engineer Manager	SZ	21.5
Hort He	Electronic Engineer	SZ	21.5
Ian Yang	Project Manager	SZ	9.0
Julie Xiao	Project Manager	SZ	24.0
Kevin Huang	Procurement Manager	SZ	under probation period
Longger Yang	Electronic Engineer	SZ	under probation period
Quincey Qu	Project Manager	SZ	12.5
Selina Wang	Project Manager	SZ	13.5
Vicky Jiang	Project Manager	SZ	25.0
Sheng Hsin Yung, Daphne	Sales Manager	TW	20.0
Caroline Brunet	Project Manager	US	13.0
Dennis Barnes	Electronic Engineer	US	19.0
Tony DeGiovine	Electronic Engineer	US	14.0

Section 2.16

Environmental Matters

None.

Section 2.18

Permits

1.	Certificate of Good Standing dated June 14, 2010 from the Arizona Corporation Commission for ASI Audio Technologies, L.L.C.

2.	Business Registration Form for ASI Holding Ltd. in Hong Kong.

3.	Registration certificate of Foreign enterprises Permanent Residence in China.

4.	Renewal Certification of Foreign enterprises Permanent Residence in China.

5.	Tax Certification Permit for ASI Shenzhen.

Section 2.19

Business Relationships with Affiliates

1.	Business Consultant Agreement dated January 1, 2008 by and between ASI Holdings Limited and Sunny World Associates.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section 2.21

Inventory

Customer	Product	Quantity
******	******	2,333.00
	******	3,899.00

******	******	3,840.00
	******	960.00

******	078G01206A	1,362.00
	078G0120B06A	3,162.00
	078G0120A06A	2,872.00

******	SP.10600.018 - EMCPU1-1G	2,688.00
	SP.10600.019-GEMPU1	1,920.00

******	SP.10600.019	12,360.00

Good returns	******
	B-stock	1,176.00
	C-stock	109.00

	******
	B-stock	767.00
	C-stock	106.00

Section 2.23

Insurance

1.
Office Trust Package Insurance Quotation/Application dated May 14, 2010, accepted on May 6th, 2010 prepared by Midland Financial Planning Limited and Hanson Insurance Brokers Limited for The Digital Experience Limited and/or ASI Holdings Limited.

2.	Cover Note, Marine Cargo Insurance Annual Cover dated July 31, 2009 by NACORA Insurance Brokers LTD for ASI holdings Limited and all subsidiaries.

3.
Products Liability Insurance Quotation dated August 18, 2009, accepted on September 10th 2009, prepared by Mildand Financial Planning Limited and Hanson Insurance Brokers Limited for ASI Holdings Limited and/or ASI Audio Technologies Limited.

4.	ASI Audio Technologies LLC Group Health Plan dated January 1, 2010 provided by Blue Cross Blue Shield of Arizona.

5.	Health Plan dated November 1, 2009 provided by Blue Cross (Asia-Pacific) Insurance Limited

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section 2.24

Warranty Matters

1.	Supply Agreement (Accessories) dated December 19, 2008 by and between ****** and ASI Holdings Ltd.

2.	Chinese Document: Sales Agreement dated January 25, 2008 by and between ASI Holdings Limited and ******.

3.	Chinese Document: Quality Agreement dated May 11, 2010 by and between ASI Holdings Limited and ******.

Aggregate Warranty Expenses

1.	Fiscal year ended 2009 aggregate warranty expenses: US$464,820.19

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Section 2.25

Customers, Distributors and Suppliers

Customers

Customer Name	Customer Address	2009 U.S. Dollar Value
******.	******	18M
******	******	200k
Former name :******	******	400k
******	******	200k
******	******	1.8M

Suppliers

Supplier Name	Supplier Address	2009 U.S. Dollar Value
Guoguang Electric Company Limited	No. 8 Jinghu Road, Xinhua Street, Huadu Reg, Guangzhou, 510800 P.R. China	15.3M
******	******	3.2M
******	******	1M
Kuehne and Nagel Limited	24/F., MassMutual Tower 38 Gloucester Road Wanchai G.P.O Box 6657 Hong Kong	970K
Pacer Distribution Services, Inc.	9350 South Rayo Ave, South Gate, CA 90280	215K
Hecny Shipping Limited	Block East, 43/F, International Trade, centre building, 3002, Renmin South Road, Luohu District, Shenzhen, China	251K
Expeditors Hong Kong Limited	36/F-38/F, Enterprise Square Three, #9 Wang Chiu Road, Kowloon Bay, Kowloon Hong Kong	125K

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 5.1(i)

Required Third Party Consents

1.	****** License Agreement dated May 10, 2010 by and between ****** ASI Holdings Limited.

2.	License for Distribution of Executable Software dated April 16, 2010 by and between Cirrus Logic, Inc. and ASI Holdings Limited.

3.	Technology License Agreement dated November 14, 2008 by and between SRS Labs, Inc. and ASI Holdings Limited.

4.	Consumer Manufacturing License Agreement dated May 27, 2010 by and between ASI Holdings Limited and Guangzhou DTS Digital Theater System Company Limited.

Schedule 5.2(l)

Cancelled Debt

Amount Due InSeat Solutions LLC1

Notes payable	1,264,526
Accrued interest	232,317
Accounts payable	460,418
Total		1,957,261

Amount Due GGEC

Notes payable	1,253,558
Accrued interest	111,798
Accounts payable	5,699,868
Total		7,065,224

Other Accounts payable		18,454

Due Arthur Liu		25,000
Accrued liabilities:
Accrued payroll	14593
Accrued vacation pay	30988
Accrued sales tax	11
Other accrued liabilities2	391353

Total		436,945

Total liabilities which would be reflected in accordance with GAAP.		9,502,884

Less:
Conversion of InSeat Solutions obligations		(1,957,261)

If GGEC invests $3.0 mil and then repays $3.0 mil due GGEC	(3,000,000)

Total liabilities which must be reflected as a condition to closing.	4,545,623

_____________________
     1 The total amount due InSeat Solutions will be converted into stock and warrants on the closing date.
     2 Other Accrued liabilities are old stale or error liabilities from prior periods which will be reversed in two more years.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH SIX ASTERISKS (“******”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Schedule 9.1

Employee Offered Employment by Buyer

Name of Employee/Contractor	Preferred name	Location	Position
Dennis Barnes	Dennis	Arizona	Acoustic Engineer
Anthony DeGiovine	Tony	Arizona	Electronic Engineer
Jenyang Luc Yu	Lu	California	Director of Business Development and Logistics Management
Wai Shan CHENG	Ivy	Hong Kong	Supply chain / Logistic manager
Chung Sang HO	Penny	Hong Kong	Assistant Finance Manager
Ka Man LAU	Carmen	Hong Kong	Accounts clerk
Hsin Yung SHENG	Daphne	Hong Kong	Sales Accountant
Kong Sau Wia		Hong Kong	Office Manager
Chang Hing Lam, Ben		Hong Kong	Shipping Clerk
Harald Weisshaupt	Harald		Director / CEO
Xin QU	Quincey	Shenzhen, PRC	Project manager
Wen Qiang YANG	Alex	Shenzhen, PRC	Mechanical Engineer Manager
Ze Jun PANG	Eric	Shenzhen, PRC	Acoustic Engineer Manager
Yan XIAO	Julie	Shenzhen, PRC	Commodity manager
Qiu Ping JIANG	Vicky	Shenzhen, PRC	Commodity manager
Tian Bao XIE	Tyler	Shenzhen, PRC	Mechanical Engineer Manager
Hai Tao HE	Hort	Shenzhen, PRC	Electronic Engineer
Yuan Yuan WANG	Selina	Shenzhen, PRC	Quality manager
Wei YANG	Ian	Shenzhen, PRC	Project manager
Xing Wang YANG	Longger	Shenzhen, PRC	Electronic Engineer
Qiang HUANG	Kevin	Shenzhen, PRC	Procurement Manager